SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

LIMELIGHT NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012 Annual Meeting of Stockholders and Proxy Statement

Meeting Date: Thursday, June 7, 2012

Time: 9:00 a.m. local time

Meeting Location:	Limelight Networks Global Headquarters
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281

Limelight Networks, Inc.

222 South Mill Avenue, 8th Floor

Tempe, Arizona 85281

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Limelight Networks, Inc. The Annual Meeting will be held on Thursday, June 7, 2012, at 9:00 a.m. local time, at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2011. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of April 13, 2012 may vote at the Annual Meeting.

We are pleased to inform you that this year we will be taking advantage of the “Notice and Access” method of providing proxy materials via the Internet. On or about Monday, April 23, 2012, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2011 and how to vote. This notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials. We believe that this method will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Jeffrey W. Lunsford

President, Chief Executive Officer and

Chairman of the Board

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 7, 2012
Time:	9:00 a.m. local time
Place:	Limelight Networks Global Headquarters
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281

Matters to be voted on:

1.	Election of Joseph H. Gleberman and Fredric W. Harman as Class II directors.

2.	Ratification of Ernst & Young LLP as independent auditors.

The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 13, 2012 are entitled to notice of and to vote at the Annual Meeting. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2011 and how to vote will be mailed on or about April 23, 2012, to all stockholders entitled to vote at the meeting.

By order of the Board of Directors,

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary
April 20, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Thursday, June 7, 2012. The Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

LIMELIGHT NETWORKS, INC.

PROXY STATEMENT FOR 2012

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Limelight Networks, Inc. (“Limelight” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 7, 2012, at 9:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2011, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2011 and how to vote will be mailed on or about April 23, 2012, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281 and at 201 Lomas Santa Fe Drive, Solana Beach, California 92075. Our telephone number is (602) 850-5000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of Limelight as of April 13, 2012. As of the close of business on March 31, 2012, we had a total of 104,349,971 shares of common stock issued and outstanding, which were held of record by approximately 296 stockholders. As of March 31, 2012, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock in one of the following ways:

•

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.proxyvote.com and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 6, 2012. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 6, 2012. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided with your printed materials. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the election of Joseph H. Gleberman and Fredric W. Harman to the Board of Directors as Class II Directors; and

•	“FOR” ratification of Ernst & Young LLP as our independent auditors for fiscal year 2012.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2013 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 24, 2012 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2013 Annual Meeting of Stockholders that is not to be included in Limelight’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Limelight’s bylaws no later than December 24, 2012. Limelight’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and through our website at http://investors.limelightnetworks.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

We have a classified Board of Directors. Our Board of Directors, or Board, currently consists of four Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Changes in Composition of the Board of Directors

The Board of Directors is presently composed of ten members, six of whom are independent directors. However, John Vincent has informed the Board of Directors of his intent to retire from the Board of Directors effective in June 2012 immediately prior to the 2012 Annual Meeting of Shareholders. Rather than nominate a successor for Mr. Vincent at this time, the Board of Directors has decided to remove the vacancy created by decreasing the Board of Directors membership from ten (10) to nine (9) members.

Nominees

The Corporate Governance and Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Joseph H. Gleberman and Fredric W. Harman as nominees for election to Class II of the Board of Directors at the Annual Meeting. Messrs. Gleberman and Harman are currently directors and were previously elected by the stockholders at the 2009 annual meeting. If elected, Messrs. Gleberman and Harman will each serve as a director until our annual meeting in 2015, until their respective successors are elected and qualified or their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” Messrs. Gleberman and Harman. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF JOSEPH H. GLEBERMAN AND FREDERIC W. HARMAN

TO THE BOARD OF DIRECTORS.

Information About the Directors and Nominees

The following table sets forth information regarding our directors and the nominees as of March 31, 2012. Below the table appears a brief account of each director’s business experience and the attributes that led to the conclusion that each director should serve as a director of Limelight. We believe that each director and nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge and judgment necessary to provide effective oversight of our business.

Name	Age	Position	Director Since
Class I directors whose terms expire at the 2014 Annual Meeting:
Walter D. Amaral	60	Director	2007
Thomas Falk	32	Director	2010
Jeffrey W. Lunsford	46	President, Chief Executive Officer and Chairman of the Board	2006
Peter J. Perrone	44	Director	2006

Class II directors whose terms expire at the 2012 Annual Meeting:
Joseph H. Gleberman	54	Director	2006
Fredric W. Harman	51	Director	2006

Class III directors whose terms expire at the 2013 Annual Meeting:
Jeffrey T. Fisher	49	Director	2008
David C. Peterschmidt	62	Director	2007
Nathan F. Raciborski	45	Co-Founder, Chief Technology Officer and Director	2006

Jeffrey W. Lunsford has served as our President, Chief Executive Officer and Chairman since November 2006. Prior to joining Limelight, from April 2003 to November 2006, Mr. Lunsford served as Chairman and Chief Executive Officer of WebSideStory, Inc., a provider of real-time data analytics and visualization applications. From September 2002 to February 2003, Mr. Lunsford served as the Chief Executive Officer of TogetherSoft Corporation, a software development company. From March 1996 to August 2002, he served as the

Senior Vice President of Corporate Development of S1 Corporation, a provider of customer interaction software for financial and payment services. From August 1988 to March 1994, Mr. Lunsford was an officer in the United States Navy and a naval aviator, achieving the rank of Lieutenant. Mr. Lunsford currently serves on the board of directors of Engine Yard, Inc. and Digital Domain Media Group, Inc. Mr. Lunsford received a B.S. in Information and Computer Sciences from the Georgia Institute of Technology.

As our President and Chief Executive Officer, Mr. Lunsford has experience in all aspects of our business and is able to provide an insider’s perspective in Board discussions about the business and strategic direction of the Company. We believe that his experience gives him unique insights into our challenges, opportunities, and operations. Mr. Lunsford possesses leadership, managerial and technical skills relevant to leading the Company, knowledge of the Company’s leading customers, and particular knowledge of Internet-based technology companies generally and the CDN market specifically, which skills and knowledge are directly relevant to strengthening the Board’s collective qualifications, skills, and experience. His business leadership experience in the technology and software industries as Chief Executive Officer of WebSideStory, Inc. and as Chief Executive Officer of TogetherSoft Corporation is also a valuable resource to the Board as the Board guides the Company’s business strategy.

Walter D. Amaral has served as a director since May 2007. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from August 2000 to March 2006. Prior to that, from August 1997 to August 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From April 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.

Mr. Amaral serves as the Chairman of our Audit Committee and brings to the Board and the Audit Committee a valuable perspective based on his extensive financial and business leadership experience in the technology and software industries, having served as Senior Vice President and Chief Financial Officer of each of SiRF Technology Holdings, Inc., S3 Incorporated, NetManage, Inc. and Maxtor Corporation. In addition, Mr. Amaral has an educational background in accounting. As a result of these and other professional experiences, Mr. Amaral possesses particular knowledge and experience in software and other technology industries and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.

Thomas Falk has served as a director of Limelight since April 2010. Prior to that, Mr. Falk was a director of EyeWonder, Inc., which was acquired by Limelight in April 2010, from September 2009 to April 2010. Mr. Falk has been a principal of VEST Europe GmbH since October 2007. Mr. Falk has been the Chief Executive Officer of eValue, a venture firm focused on Internet technology start-up companies focused on new and digital media, since March 2007. eValue supports companies with funding, technology know-how, human resources, public relations, financial management and intensive merger and acquisition advice and assistance. In 2008, Mr. Falk helped to found the German online video network smartclip AG, which now is owned by smartclip Holdings AG, and operates in other European countries and in the U.S. Mr. Falk also is the founding investor of United Mail Solutions, a European email marketing solutions provider. While pursuing his university degree, he founded Falk eSolutions AG in 1998, which became a pan-European provider of ASP online ad-serving solutions. After expanding Falk eSolutions into the U.S., Falk eSolutions was purchased by DoubleClick in 2006. Mr. Falk served as DoubleClick’s managing director for Europe until Google’s acquisition of DoubleClick in 2007.

We believe that Mr. Falk’s international business experience in European Internet and email marketing companies provides a valuable resource for the Board. His experience includes organizations of different sizes, and he has served in founder, executive management and development roles. Mr. Falk, as Chief Executive

Officer of eValue, has invested in, and assisted in the initial phase of, a number of Internet technology start-up companies. Mr. Falk’s business experience and insights into the economic conditions in Europe contributes to the Board’s consideration of strategic options and increases the depth of its international experience. As a result of these and other professional experiences, Mr. Falk possesses particular knowledge and experience that strengthens the Board’s collective qualifications, skills, and experience.

Jeffrey T. Fisher has served as Chief Financial Officer and Director of Austin Industries, Inc., a private, employee owned, subchapter-S ESOP organization since March 2009. Prior to that, Mr. Fisher served as Executive Vice President and Chief Financial Officer of Charter Communications from 2006 to 2008. Prior to joining Charter, Mr. Fisher held a variety of senior management positions for Delta Air Lines, Inc. from 1997 to 2006. He served as head of Delta’s Corporate Restructuring Group, and previously held the positions of President and General Manager, and separately, Chief Financial Officer, for Delta Connection, Inc., the world’s largest group of regional airline companies. Mr. Fisher received a B.B.M. degree from Embry Riddle University, and an M.B.A. from the University of Texas in Arlington.

Mr. Fisher’s financial and business leadership experience as the Chief Financial Officer for Austin Industries and as the Executive Vice President and Chief Financial Officer of Charter Communications, Inc. provides a strong financial foundation for Audit Committee and Board deliberations. He also has an educational background in finance. As a result of these and other professional experiences, Mr. Fisher possesses particular knowledge and experience in technology industries and has relevant accounting and financial expertise and independence that strengthen the Board’s collective qualifications, skills, and experience.

Joseph H. Gleberman has served as a director since September 2006. Mr. Gleberman is an Advisory Director in Goldman, Sachs & Co.’s Principal Investment Area. Prior to joining the Principal Investment Area, he served in a variety of capacities in the Investment Banking Division and the Mergers & Acquisitions Department at Goldman, Sachs & Co., which he joined in 1982. Mr. Gleberman also serves on the board of directors of HGI Global Holdings, Inc., iFormation Group, LLC, iHealth Technologies, Inc. and Kerzner International. Mr. Gleberman received a B.A. and an M.A. from Yale University, and an M.B.A. from Stanford University.

Mr. Gleberman has extensive experience in evaluating and providing guidance and strategic advice to technology and software companies as a Advisory Director in Goldman, Sachs & Co.’s Principal Investment Area and through his service in a variety of capacities in the Investment Banking Division and the Mergers & Acquisitions Department at Goldman, Sachs & Co. His investment banking background has added a valuable perspective to the Board. Mr. Gleberman is also an independent director who has extensive outside director experience as a director of HGI Global Holdings, Inc., iFormation Group, LLC, iHealth Technologies, Inc. and Kerzner International. As a result of these and other professional experiences, Mr. Gleberman possesses particular knowledge and experience in corporate finance, investment banking and mergers and acquisitions that strengthens the Board’s collective qualifications, skills, and experience.

Fredric W. Harman has served as a director since September 2006. Mr. Harman has served as a Managing Partner of Oak Investment Partners since 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of U.S. Auto Parts, an online provider of aftermarket auto parts, Demand Media, Inc., an Internet news Media company, and several privately held companies. Mr. Harman received a B.S. and an M.S. in Electrical Engineering from Stanford University, where he was a Hughes Fellow, and an M.B.A. from the Harvard Graduate School of Business.

Mr. Harman’s experience in investment banking as a Managing Partner of Oak Investment Partners and as a General Partner of Morgan Stanley Venture Capital is a valuable resource to the Board as it considers strategic options. Mr. Harman is also an independent director and an experienced board member of technology and Internet companies, serving as an outside director of U.S. Auto Parts, Demand Media, Inc. and several privately held companies. As a result of these and other professional experiences, Mr. Harman possesses particular knowledge and experience in electrical engineering, technology and Internet based companies and corporate finance that strengthens the Board’s collective qualifications, skills, and experience.

Peter J. Perrone has served as a director since July 2006. Mr. Perrone was a Vice President in Goldman, Sachs & Co.’s Principal Investment Area since 2002 and became a Managing Director in 2007. Prior to transferring to the Principal Investment Area in 2001, Mr. Perrone worked in the High Technology Group at Goldman, Sachs & Co., where he started as an Associate in 1999. Mr. Perrone also currently serves on the board of directors of AppSense Holdings, Limited, Conterra Ultra Broadband, Inc., Endurance International Group, Inc., Pano Logic, Inc., and Tervela, Inc. Mr. Perrone received a B.S. from Duke University, an M.S. from the Georgia Institute of Technology and an M.B.A. from the Massachusetts Institute of Technology, Sloan School of Management.

Mr. Perrone provides a valuable perspective to the Board based on his experience evaluating and providing guidance and strategic advice to technology and software companies as a Managing Director of Goldman, Sachs & Co.’s Principal Investment Area and his work in the High Technology Group at Goldman, Sachs & Co. Mr. Perrone also is an independent director who has extensive outside director experience as a director of AppSense Holdings, Limited, Conterra Ultra Broadband, Inc., Endurance International Group, Inc., Pano Logic, Inc., and Tervela, Inc. As a result of these and other professional experiences, Mr. Perrone possesses particular knowledge and experience in electrical engineering, telecommunications and Internet-based businesses, investment banking and corporate finance that strengthens the Board’s collective qualifications, skills, and experience.

David C. Peterschmidt has served as a director since February 2007. Mr. Peterschmidt is also the Chief Executive Officer and serves on the board of directors of CIBER, Inc., a global information technology consulting services and outsourcing company. Prior to joining CIBER, Inc. Mr. Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to that, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc., from September 2003 to November 2004 and also as Chief Executive Officer and Chairman of Inktomi, Inc. from July 1996 to March 2003. Mr. Peterschmidt currently serves on the board of directors of Savvis Corporation and CIBER, Inc. Mr. Peterschmidt received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.

Mr. Peterschmidt brings to our Board and Audit Committee significant business leadership experience and financial experience as the Chief Executive Officer of each of CIBER, Inc., Openwave Systems, Inc., Securify, Inc., and Inktomi, Inc. Mr. Peterschmidt also has outside director experience as a director of Savvis Corporation and CIBER, Inc. As a result of these and other professional experiences, Mr. Peterschmidt possesses particular knowledge and experience serving as and directing senior management personnel in technology-based companies, and also has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.

Nathan F. Raciborski, co-founded Limelight Networks in 2001. He has been a Director since July 2006 and currently serves as Chief Technology Officer. Mr. Raciborski is the inventor of over twenty-five patents related to the acceleration of Internet content, the scalability of Internet platforms, and the enhancement of content delivery to mobile devices. He leads all global engineering and operations at Limelight. Prior to co-founding Limelight, starting in 1993, Mr. Raciborski founded numerous companies including Aerocast (acquired by Motorola), where he served as Co-Founder and Chief Technical Officer from 1999 to 2000, Entera (acquired by Cacheflow), where he served on its board of directors from 1997 to 2000, and Primenet Services for the Internet, where he served as President, Chief Executive Officer and Director beginning in 1993 until it merged with GlobalCenter, where Mr. Raciborski served as President and Director, and later as President of Network Services of Frontier Communications Inc./Global Crossing from 1997 to 1998 after Frontier acquired GlobalCenter.

As a founder and as our Chief Technology Officer, Mr. Raciborski has a depth of experience with our business and industry that provides us with a valuable perspective to guide our strategies. Mr. Raciborski also has business leadership experience in companies in the software, integrated marketing services and telecommunications industries, which provides valuable industry knowledge to the deliberations of the Board. As a result of these and other professional experiences, Mr. Raciborski possesses particular knowledge and experience in the technology that is core to Limelight’s business and also has particular knowledge of the telecommunications and other vendors with whom the Company does business that strengthens the Board’s collective qualifications, skills, and experience.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held thirteen meetings and acted by unanimous written consent twice during fiscal year 2011. All directors attended at least 75 percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2011.

Board Independence

The Board of Directors has determined that each of its current directors, except Thomas Falk, Jeffrey W. Lunsford, Nathan F. Raciborski and John J. Vincent, has no material relationship with Limelight and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.

Committees of the Board of Directors

The Board of Directors has Audit, Nominating and Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. Each committee, its current membership, its function and the number of meetings held during fiscal year 2011 are described below.

Audit Committee

The members of our Audit Committee are Messrs. Amaral, Fisher and Peterschmidt. Mr. Amaral serves as the Chairman of the Audit Committee. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations, and that each member of our Audit Committee qualifies as an audit committee financial expert under applicable rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Audit Committee held six meetings and acted by unanimous written consent three times during fiscal year 2011.

Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee:

•	evaluates the independent auditors’ qualifications, independence and performance;

•	determines the engagement of the independent auditors;

•	approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•

reviews and discusses with management and the independent auditors the results of the annual audit, and our annual audited and quarterly unaudited financial statements, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company’s financial statements.

A copy of the Audit Committee charter is available on our website at http://investors.limelightnetworks.com.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Amaral, Fisher, Gleberman, Harman, Perrone and Peterschmidt, each of whom is a non-management member of our Board of Directors. Our Board of Directors has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. The Nominating and Governance Committee held three meetings during fiscal year 2011.

The Nominating and Governance Committee’s purpose is to oversee and assist our Board of Directors in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	assesses the performance of the Board of Directors;

•	reviews, and investigates as necessary, any concerns regarding non-financial matters reported on Limelight’s corporate governance hotline;

•	directs guidelines for the composition of our Board of Directors; and

•	reviews and administers our corporate governance guidelines.

A copy of the Nominating and Governance Committee charter is available on our website at http://investors.limelightnetworks.com.

Compensation Committee

The members of our Compensation Committee are Messrs. Perrone, Peterschmidt and Amaral. Mr. Perrone serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Compensation Committee held seven meetings and acted by unanimous written consent on twelve occasions during fiscal year 2011.

Our Compensation Committee oversees our corporate compensation programs. The Compensation Committee also:

•	reviews and recommends policy relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, senior officers and certain other key employees;

•	evaluates the performance of our officers in light of established goals and objectives;

•	sets compensation of our officers based on its evaluations;

•	administers the issuance of stock options and other awards under our stock plans;

•	reviews and approves a report on executive compensation and a compensation discussion and analysis for inclusion in Limelight’s proxy or information statement; and

•	reviews and evaluates, at least annually, its own performance and that of its members, including compliance with the committee charter.

A copy of the updated Compensation Committee charter is available on our website at http://investors.limelightnetworks.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has at any time been an officer or employee of Limelight. No executive officer of Limelight serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Stockholder Recommendations and Nominations

Pursuant to the requirements of its charter, the Nominating and Governance Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A stockholder desiring to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to:

Corporate Secretary

Limelight Networks, Inc.

222 South Mill Avenue, 8th Floor

Tempe, Arizona 85281

A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and Limelight within the last three years. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Nominating and Governance Committee deem appropriate.

A stockholder desiring to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement.

Director Qualifications

We have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as diversity, experience, length of service and other commitments. This committee believes it is appropriate that at least one member of the Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the SEC, and that a majority of the members of the Board of Directors meet the independent director standard under rules of the NASDAQ Stock Market, Inc. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors. Please see “Information About the Directors and Nominees” above for a discussion of the particular experience, qualifications, attributes or skills relative to each member of the Board that led the Board to conclude that each particular director should serve on Limelight’s Board.

Identification and Evaluation of Nominees for Directors

The Nominating and Governance Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. The Nominating and Governance Committee does not implement a different evaluation process for candidates that are nominated for election to the Board by stockholders or other persons.

After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board of Directors select, the slate of director nominees.

The Board’s Role in Risk Oversight

It is our management’s responsibility to manage risk and to bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee regularly reviews treasury risks (insurance, credit, and debt), financial and accounting, legal and compliance risks, information technology security risks and other risk management functions. In addition, the Nominating and Governance Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation Committee considers risks related to the attraction and retention of employees and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that Limelight’s compensation and benefit plans would have a material adverse effect on the Company. The full Board considers strategic risks and opportunities and regularly receives reports from the committees of the Board regarding risk oversight in their areas of responsibility.

Board Leadership Structure

The Board recognizes that effective board leadership structure can be dependent on the experience, skills and personal interaction between persons in leadership roles as well as the needs of Limelight at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of the Board by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. Currently, the Board does not believe a separation of the Chief Executive Officer and the Chairman positions is necessary or appropriate. As President and Chief Executive Officer of the Company, Mr. Lunsford has experience in all aspects of the Company’s business and is able to provide an insider’s perspective in Board discussions about the business and strategic direction of Limelight. The Board believes that his experience gives him unique insights into our challenges, opportunities, and operations. The Board also does not believe that combining the positions creates significant risk, including any risk that Mr. Lunsford, as Chief Executive Officer and Chairman, will have excessive or undue influence over the agenda or deliberations of the Board. Furthermore, currently, six of the ten Board positions are held by very strong and sophisticated independent directors and investors with substantial business experience and expertise who collectively own a significant portion of the Company’s outstanding shares. Three of the Board positions are occupied by representatives of institutional shareholders holding collectively approximately 35% of the Company’s capital stock. For this reason, the Board does not believe a lead independent director is necessary.

Board Diversity

We do not have a policy as it relates to diversity in the selection of nominees for the Board of Directors. Our practice is to seek diversity in experience and viewpoint to be represented on the Board. In selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that Limelight’s businesses and operations are diverse and global in nature.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are encouraged to attend these meetings. Messrs. Lunsford and Fisher each attended the 2011 annual meeting.

Communicating with the Board of Directors

Any stockholder who desires to contact any of the members of our Board of Directors may write to the following address: Board of Directors, c/o Corporate Secretary, Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or our management or independent advisors, as the Secretary considers appropriate.

Code of Ethics and Business Conduct

The Board of Directors recently updated the Company’s Code of Ethics and Business Conduct, which is applicable to our Chief Executive Officer, Chief Financial Officer and all other principal executive and senior financial officers and all employees, officers and directors. The Code of Ethics and Business Conduct is posted on our website at http://investors.limelightnetworks.com.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP to audit our financial statements for the fiscal year ending December 31, 2012. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Ernst & Young LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Limelight and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider its selection.

Ernst & Young LLP has audited our financial statements since fiscal year 2006. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Ernst & Young LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LIMELIGHT’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee Charter is available on the Limelight website at http://investors.limelightnetworks.com.

On behalf of the Board of Directors, the Audit Committee oversees Limelight’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. Ernst & Young LLP, our independent auditors (“Ernst & Young”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on management’s assessment and on the effectiveness of Limelight’s internal controls over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Ernst & Young our audited financial statements for the fiscal year ended December 31, 2011, matters relating to Limelight’s internal controls over financial reporting and the processes that support the certifications of the financial statements by Limelight’s Chief Executive Officer and Chief Financial Officer. The Audit Committee also discussed with Ernst & Young the scope and plan for the annual audit. In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from Ernst & Young as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and the Audit Committee has discussed the independence of Ernst & Young with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K and our Annual Report to our stockholders for the year ended December 31, 2011. The Audit Committee also selected Ernst & Young as Limelight’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board of Directors is recommending that the shareholders ratify this selection at the Annual Meeting.

Respectfully submitted by:

Walter D. Amaral, Chairman

Jeffrey T. Fisher

David C. Peterschmidt

Principal Accountant Fees and Services

The following table presents the fees paid or accrued by Limelight for the audit and other services provided by Ernst & Young LLP for the years ended December 31, 2010 and 2011:

	2011	2010
Audit Fees(1)	$1,297,000	$1,190,000
Tax Compliance	97,000	60,000
Tax Advice	203,700	126,700
Other(2)	10,600	—

Total Fees	$1,608,300	$1,376,700

(1)

Includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the assistance with review of our SEC filings, including consents and comment letters.

(2)	Other fees for 2011 include fees paid in connection with M&A due diligence.

Audit Committee Pre-Approval Policy

Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit related and non-audit related services to be performed by Limelight’s independent auditors and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting. Subsequent to our initial public offering, effective on June 7, 2007, the Audit Committee has pre-approved 100% of audit related and non-audit related services by Limelight’s independent auditors.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Ernst & Young LLP is compatible with maintaining their independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information about the beneficial ownership of our common stock on March 31, 2012, by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2012 and common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2012, ignoring the withholding of shares of common stock to cover applicable taxes, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Percentage of ownership is based on 104,349,971 shares of our common stock outstanding on March 31, 2012. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.

	Shares Beneficially Owned
Beneficial Owner	Number	Percent
5% Stockholders
GS Capital Partners Entities(1)	30,715,451	28.4%
Oak Investment Partners XII, L.P.(2)	6,193,841	5.7%
Executive Officers and Directors
Jeffrey W. Lunsford(3)	3,094,198	1.6%
Nathan F. Raciborski(4)	4,209,481	3.2%
Douglas S. Lindroth(5)	562,351	*
Philip C. Maynard(6)	354,825	*
David M. Hatfield(7)	544,782	*
Walter D. Amaral(8)	127,500	*
Thomas Falk(9)	500,837	*
Jeffrey T. Fisher(10)	142,500	*
Joseph H. Gleberman(11)	30,775,451	28.4%
Fredric W. Harman(12)	6,193,841	5.7%
Peter J. Perrone(13)	30,775,451	28.4%
David C. Peterschmidt(14)	112,500	*
John J. Vincent(15)	1,454,714	1.4%
All directors and executive officers as a group (13 persons)(16)	48,091,949	42.4%

(1)

Funds affiliated with or managed by Goldman, Sachs & Co. are GS Capital Partners V Fund, L.P. (15,940,283 shares of common stock), GS Capital Partners V Offshore Fund, L.P. (8,234,087 shares of common stock), GS Capital Partners V Institutional, L.P. (5,466,153 shares of common stock) and GS Capital Partners V GmbH & Co. KG (631,970 shares of common stock) (the “Goldman Sachs Funds”). Voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P. is held by its general partner GSCP V Advisors, L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V Offshore Fund, L.P. is held by its general partner GSCP V Offshore Advisors, L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Offshore Fund, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V Institutional, L.P. is held by its general partner GS Advisors V., L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Institutional, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V GmbH & CO. KG is held by its managing limited partner Goldman, Sachs Capital Management GP GmbH, which disclaims beneficial ownership of the shares held by GS Capital Partners V GmbH & CO. KG except to the extent of its pecuniary interest therein, if any. Goldman, Sachs & Co. is a wholly owned subsidiary of The Goldman Sachs Group, Inc. and was an underwriter of our initial public offering. Goldman, Sachs & Co. is an investment manager of GSCP V Advisors, L.L.C., GSCP V Offshore Advisors, L.L.C. and Goldman, Sachs Capital Management GP GmbH. The Goldman Sachs Group, Inc., and certain affiliates, including Goldman, Sachs & Co. and the Goldman Sachs Funds, may be deemed to directly or indirectly beneficially own an aggregate of 30,715,451 shares of common stock which are owned directly or indirectly by the Goldman Sachs Funds. The general partner, managing general partner or managing limited partner of the Goldman Sachs Funds are affiliates of the Goldman Sachs Group, Inc. and Goldman, Sachs & Co. The Goldman Sachs Group, Inc.,

Goldman, Sachs & Co. and the Goldman Sachs Funds and their general partner, managing general partner or managing limited partner share voting and investment power with certain of their respective affiliates. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares held by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. The address of each of the GS Capital Partners entities is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attn: Jeremy Kahn, Attorney-in-fact. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2012 on behalf of The Goldman Sachs Group, Inc. and the GS Capital Partners.

(2)

The names of the parties who share power to vote and share power to dispose of the shares held by Oak Investment Partners XII, L.P. are Oak Management Corporation, Fredric W. Harman, Bandel L. Carano, Gerald R. Gallagher, Ann H. Lamont, Edward F. Glassmeyer, Grace A. Ames, Iftikar A. Ahmed, and Warren B. Riley all of whom are managing members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners XII, L.P. Each such individual disclaims beneficial ownership of the securities held by such partnership in which such individual does not have a pecuniary interest. Oak Management Corporation is the manager of Oak Investment Partners XII, L.P. The address of Oak Investment Partners XII, L.P. is 525 University Avenue, Suite 1300, Palo Alto, CA 94301, Attn: Frederic W. Harman. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2012 on behalf of Oak Management Corporation and also includes 60,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012 that Mr. Harman has assigned to Oak.

(3)	Includes 1,644,210 shares of common stock held by Jeffrey W. Lunsford. Also includes 1,449,988 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012.

(4)

Includes 2,236,137 shares of common stock held by Nathan Raciborski, 1,075,432 shares of common stock held by the Raciborski Children’s Irrevocable Trust dated October 16, 2009 (the “Raciborski Children’s Trust”), and 897,912 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012. Nathan F. Raciborski is a trustee of the Raciborski Children’s Trust and holds voting and dispositive power for the shares held by the Raciborski Children’s Trust.

(5)

Includes 230,690 shares of common stock held by Doug Lindroth, which includes 14,583 restricted stock units to which the restrictions will lapse within 60 days of March 31, 2012 and which remain subject to a risk of forfeiture until such time as these restrictions lapse. Also includes 331,661 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012.

(6)	Includes 144,412 shares of common stock held by Philip C. Maynard. Also includes 210,413 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012.

(7)	Includes 46,870 shares of common stock held by David Hatfield. Also includes 497,912 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012.

(8)	Includes 127,500 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012.

(9)

Includes 19,355 shares of common stock held by Thomas Falk, 382,732 shares of common stock held by VEST Europe GmbH for which Mr. Falk is the sole shareholder and has voting and dispositive power, and 98,750 shares held by eValue AG, which Mr. Falk serves as CEO and managing director and has voting and dispositive power.

(10)	Includes 50,000 shares of common stock held by Jeffrey T. Fisher and 92,500 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012.

(11)

See footnote (1) above. Joseph H. Gleberman is a Managing Director of Goldman, Sachs & Co. Mr. Gleberman holds voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Gleberman disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein. Also includes 60,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012 that Mr. Gleberman has assigned to Goldman Sachs.

(12)

See footnote (2) above. Fredric W. Harman has voting and dispositive power for the shares held by Oak Investment Partners XII, Limited Partnership. Mr. Harman disclaims beneficial ownership of the securities held by such partnership in which he does not have a pecuniary interest. Also includes 60,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012 that Mr. Harman has assigned to Oak.

(13)

See footnote (1) above. Peter J. Perrone is a Managing Director of Goldman, Sachs & Co. Mr. Perrone does not hold voting or dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Perrone disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein. Also includes 60,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012 that Mr. Perrone has assigned to Goldman Sachs.

(14)	Includes 112,500 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2012.

(15)	Includes 1,454,714 shares of common stock held by John Vincent.

(16)

Includes an aggregate of 3,900,386 shares issuable upon exercise of options that are exercisable and vesting within 60 days of March 31, 2012. Also includes 14,583 restricted stock units to which the restrictions will lapse within 60 days of March 31, 2012 and which remain subject to a risk of forfeiture until such time as these restrictions lapse.

COMPENSATION COMMITTEE REPORT

The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

Peter J. Perrone, Chairman

David C. Peterschmidt

Walt Amaral

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation philosophy is to attract, motivate and retain talented executives responsible for the success of Limelight, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of Limelight’s overall financial results, individual contributions and performance by executives and employees and each executive’s potential to enhance long-term stockholder value. Within this overall philosophy, our objectives are to:

•

Motivate executive officers to achieve quantitative financial and qualitative non-financial objectives and create a meaningful link between achievement of these objectives and individual executive compensation;

•

Align the financial interests of executive officers with those of Limelight’s stockholders by providing significant equity-based incentives, while carefully considering both stockholder dilution and stock-based compensation expense; and

•	Offer a competitive total compensation package that enables Limelight to attract and retain top talent.

The Compensation Committee of the Board of Directors guides our compensation philosophy and objectives. The Compensation Committee uses the above-mentioned objectives as a guide in establishing the compensation programs, practices and packages offered to Limelight’s executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although we have no formal or informal policies regarding such allocations.

The compensation for our named executive officers consists of three primary components: base salary, annual incentive cash bonus and equity awards. Other compensation components include severance and change of control provisions, 401(k) retirement benefits and generally available benefits such as health insurance. Limelight considers the proper allocation between long- and short-term incentives by considering the balance that is required to attract and retain executives and reward them for the short-term success of our business while appropriately motivating the executives to strive to achieve our longer-term goals. We also consider the need to offer compensation packages which are comparable to those offered by companies competing with Limelight for executive talent. In allocating between cash and non-cash compensation, we seek to be in the middle of the pack within our peer group for cash compensation, and above average for non-cash, or equity based, compensation so as to align the interests of our stockholders and our named executive officers. We also believe that generally available benefits (such as 401(k) plan participation and health benefits) should be competitive with the external job market, in order to allow us to attract and retain talent. The Compensation Committee, however, does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.

Throughout this Compensation Discussion and Analysis, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2011, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “named executive officers.”

Role and Authority of the Board of Directors and the Compensation Committee

The Compensation Committee has decision-making authority with respect to the compensation of our named executive officers. The members of the Compensation Committee are directors Peter J. Perrone, David C. Peterschmidt and Walt Amaral. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, Inc., (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee has adopted a written charter approved by the Board of Directors (most recently amended on July 29, 2009), a copy of which is available on our website at http://investors.limelightnetworks.com.

The Compensation Committee carries out the Board of Directors’ responsibilities to: (i) oversee Limelight’s compensation policies, plans and benefits programs; (ii) approve the compensation of our Chief Executive Officer and other executive officers; and (iii) administer Limelight’s equity compensation and incentive plans. In reviewing and approving the executive compensation packages offered to our named executive officers and other key employees, the Compensation Committee is responsible for ensuring that such packages are consistent with our compensation philosophy and objectives. The Compensation Committee also periodically reviews and makes recommendations to the Board of Directors regarding compensation, both cash and equity, for members of the Board of Directors. During fiscal 2011, the Board made changes to the director compensation structure that became effective on January 1, 2011. These changes are described in greater detail below under “Director Compensation.”

In carrying out its responsibilities, the Compensation Committee may engage outside consultants and consult with Limelight’s Human Resources department and other company executives as the Compensation Committee determines to be appropriate. In December 2007, May 2009, December 2009, December 2010 and August 2011, the Compensation Committee engaged Compensia, an executive compensation consulting firm, and received an Executive Compensation Assessment from Compensia in February 2008, May 2009, December 2009, December 2010 and September 2011. In December 2010 and September 2011, the Compensation Committee received advice and guidance from Compensia regarding confirmation of the Company’s executive compensation strategy, assessment of the competitiveness of total pay packages for the Company’s senior executives relative to market and peers and development of 2011 executive cash compensation and equity grant guidelines. The Compensation Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our named executive officers based on the information provided through the Compensia report process and the Compensation Committee members’ own experience and knowledge regarding compensation matters. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate any of its responsibilities to one or more directors or to members of management, to the extent permitted by applicable law. The Compensation Committee has not delegated any of its responsibilities with respect to the named executive officers and has no plans to do so.

The Compensation Committee also meets as frequently as it deems necessary to address matters within its area of responsibility. During 2011, the Committee met seven (7) times, and took action by unanimous written consent on twelve (12) occasions. The Compensation Committee intends to review annually the base salaries, annual incentive cash bonus and long-term equity incentive awards for the named executive officers. The Compensation Committee reviewed all compensation components for the named executive officers in the first fiscal quarter 2011 (with the exception of the 2012 Supplemental Bonus Program described in further detail below), and intends, to continue to review compensation components for the named executive officers in the first quarter of each year going forward. The Compensation Committee will, however, review and may adjust an officer’s compensation at any time during the year if and when the Committee deems such review to be necessary to align that officer’s compensation with our compensation philosophy and objectives.

The Board has delegated limited authority to a committee consisting of the Chief Executive Officer and the Chairman of the Compensation Committee (the “Equity Award Committee”) to grant equity awards within certain parameters. The Equity Award Committee may grant awards only with respect to consultants, new hires and promotions for employees below the level of Vice President (and with respect to new hires, who are not expected to shortly thereafter become a Vice President or above). The Compensation Committee has approved an Equity Grant Policy and equity award matrix that includes equity incentive ranges for non-officer employees based on title, job responsibilities, seniority and other factors. This matrix is reviewed and approved annually by the Compensation Committee. Each month, the Director of Human Resources prepares a proposed grant list and confirms that the proposed awards are consistent with the equity award matrix. The proposed award list is submitted to the Equity Award Committee at the first of the month. If approved by the Equity Award Committee by the second Tuesday of the month, then the awards are effective as of the second Tuesday of the month and the per share exercise price is set at the closing price of our common stock on the NASDAQ Stock Market on that grant date. If the Equity Award Committee’s approval of the proposed list is not obtained by the second Tuesday of the month, then the proposed awards are carried over for consideration the following month.

Role of Executive Officers in Compensation Decisions

The Compensation Committee on occasion meets with Mr. Lunsford, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for the named executive officers (other than himself). At least annually, the Compensation Committee considers, but is not bound by and does not always accept, Mr. Lunsford’s recommendations for the named executive officers. These meetings typically occur in connection with a quarterly meeting of the Board of Directors or as part of a regularly scheduled Compensation Committee meeting. Recommendations with respect to equity award grants are made as part of our formal equity award grant process, pursuant to which management submits equity award recommendations to the Equity Award Committee (with respect only to employees who are not named executive officers) and/or the Compensation Committee.

Mr. Lunsford and Philip Maynard, our Chief Legal Officer and Corporate Secretary, regularly attend meetings of the Compensation Committee but are excused from the meetings as appropriate when matters of executive compensation in which they may have a financial interest are discussed. In addition, other executives or employees sometimes attend the Compensation Committee’s meetings, but they also leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses Mr. Lunsford’s compensation package — salary as well as equity  — without him present.

Role of Compensation Consultant

As noted, the Compensation Committee engaged the compensation consulting firm Compensia in December 2007, May 2009, December 2009, December 2010 and August 2011 to advise the Compensation Committee regarding the role of market data in the compensation determination process, provide a review of emerging trends and best practices in executive compensation, assess the competitiveness of Limelight’s current executive compensation and provide considerations for the Compensation Committee. Compensia’s December 2010 and September 2011 Executive Compensation Assessment reports and the advice and guidance provided by Compensia pursuant to its December 2010 and August 2011 engagements by the Compensation Committee were sources of data for the Compensation Committee’s analysis of our executive and general employee compensation. The Compensia reports advised the Compensation Committee regarding the role of market data in the compensation determination process, provided a review of emerging trends and best practices in executive compensation, assessed the competitiveness of Limelight’s current executive compensation and provided considerations for the Compensation Committee. Compensia’s analysis included base salary, annual incentive bonus and equity awards for the surveyed group described below. Limelight’s management team uses the Compensia data as a tool in making recommendations to the Compensation Committee on compensation adjustments and new hire offers that are consistent with Limelight’s compensation philosophy, objectives and goals. Other than Compensia’s periodic review of Board member compensation, Compensia does not provide any additional services to Limelight. Compensia provided its services directly to the Compensation Committee.

To compare our executive and managerial employee compensation program for fiscal 2011 to the market, Compensia surveyed technology companies that published their pay practices. The employers included in the survey are technology infrastructure, Internet/cloud/digital media, or software companies with annual revenue between $50 to $500 million that have employees with similar experience and education levels to Limelight’s employees. In order to maintain competitiveness within the marketplace, Limelight considers this peer group data in determining its executive compensation. The companies surveyed in its December 2010 report were: 3Par, Arcsight, Art Technology Group, Aruba Networks, Bigband Networks, Blue Nile, CommVault Systems, Constant Contact, DealerTrack Holdings, Demandtec, DG FastChannel, HMS Holdings, InterNAP Network Services, Isilon Systems, J2 Global Communications, Logmein, Mediamind Technologies, Netsuite, Neutral Tandem, Quinstreet, Saba Software, Shutterfly, Successfactors, Synchronoss Technologies, Taleo, Terremark

Worldwide, ValueClick, Web.com Group and Websense. In Compensia’s September 2011 report, the peer group was updated to include Active Network, Boingo Wireless, Cogent Communications Group, Dialogic (formerly Veraz Networks) and Responsys, and also to remove 3Par, Arcsight, Art Technology Group, Aruba Networks, CommVault Systems, HMS Holdings, Isilon Systems, Netsuite, Shutterfly, Successfactors, and Terremark Worldwide.

Components of Compensation

The components of our executive officer compensation include:

•	Base salary;

•	Annual Incentive Bonus;

•	Equity-based incentive awards;

•	Severance and change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Limelight’s success depends. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. The Compensation Committee, however, will review these elements of compensation on occasion and will alter or add to the elements if it believes that changes will better achieve Limelight’s compensation objectives.

The Compensation Committee reviews the entire executive compensation program (other than retirement benefits under the 401(k) plan and generally available benefit programs) on at least an annual basis. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive, appropriately designed to reward performance and aligned with our compensation philosophy and objectives. The last stockholder vote on executive compensation occurred in June 2011, while the Compensation Committee’s consideration of executive compensation occurred earlier in 2010, with compensation for most elements established in the first quarter of 2010. As a result, the Compensation Committee did not change fiscal 2010 executive compensation or set fiscal 2011 executive compensation directly as a result of the most recent stockholder vote. The Compensation Committee expects to continue to consider input from stockholders and the outcome of our say-on-pay votes (including the fact that in June 2011, a substantial majority (approximately 94%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal) when making future executive compensation decisions.

In fiscal 2011, the use and weight of the executive compensation components were based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall compensation objectives, including our incentive and retention needs, the need to align incentives with our stockholders’ interests, and our goal of staying competitive within the external job marketplace as evidenced by the Compensia survey noted above and by the general experience and knowledge of our Compensation Committee members. The Compensation Committee reviews the base salary, total cash compensation and equity compensation of our named executive officers relative to market comparables based on the data provided by Compensia, comparative market data provided by management, and the Committee members’ own experience and knowledge, and has moved these elements of compensation toward market averages. In fiscal 2011, the Compensation Committee intended to generally align our named executive officer compensation against the market as follows, with target total cash compensation generally aligning nearer the middle of the range and target equity generally aligning nearer the upper end of the range:

Element of Compensation	Percentile
Base Salary	25th to 75th
Target Total Cash	25th to 75th
Target Equity	50th to 75th

In September 2011, the Compensation Committee, with analytical assistance from Compensia, reviewed the motivational and retentive value of Limelight’s 2011 and historical equity grants, given that the then-current price of Limelight’s common stock had decreased significantly in a short period of time. The Compensation Committee determined that the unvested retention values of the outstanding equity grants had meaningfully diminished since the prior year’s assessment. Following a review of current executive compensation philosophy and methodology, the competitiveness of extant executive compensation, an assessment of executive compensation within Limelight’s peer group, recommendations for cash and equity award guidelines for Limelight’s executive management team, and market data and related input, the Compensation Committee authorized and approved a supplemental equity and bonus program to provide meaningful incentive and retentive value for Limelight’s executive officers and certain employees (the “2012 Supplemental Bonus Program”), including the named executive officers. The 2012 Supplemental Bonus Program included two components. The first component is a performance-based cash bonus component that will be based on the attainment of specified fiscal 2012 corporate financial performance metrics discussed in further detail herein under the heading “Annual Incentive Cash Bonuses.” The second component is a time-based equity component that will vest on December 31, 2012, provided the participant continuously remains a service provider to Limelight through the vesting date. The 2012 Supplemental Bonus Program is supplemental to the 2012 Management Bonus Plan.

Base Salary. Limelight provides base salary to its named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.

In conjunction with our annual performance review process, the Compensation Committee intends to review executive officer base salaries. During this process, the Chief Executive Officer will review the performance of the named executive officers (other than himself) and will report those findings to the Compensation Committee. A named executive officer’s personal performance will be judged in part on whether our business objectives are being met. In setting base salary changes, management and the Compensation Committee considers each named executive officer’s experience, skills, knowledge, responsibilities and performance and Limelight’s performance as a whole as well as the report and recommendations of the Chief Executive Officer. An assessment of a named executive officer’s personal performance is qualitative, with much reliance on our Chief Executive Officer’s subjective evaluation of a named executive officer’s personal performance (other than his own personal performance) and the Compensation Committee’s experience and knowledge regarding compensation matters. No specific weight is attributed to any of the factors considered by the Compensation Committee in setting base salary changes. For newly hired named executive officers, the Compensation Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Limelight. We will aim to keep salaries in line with the external job market. Increases over the prior year’s base salary also will be considered within the context of our overall annual merit increase budget to ensure that any increases are fiscally prudent and feasible for us. The Compensation Committee does not apply specific formulas to determine increases. There is no process in setting these annual merit increase budgets other than the annual business planning process. For fiscal 2011, the Compensation Committee also considered general economic conditions and the risks such conditions posed to achievement of the Company’s financial performance targets for 2011.

During fiscal 2011, Messrs. Lunsford, Lindroth, Maynard, Raciborski and Hatfield did not receive an increase in base salary from fiscal 2010 because the Compensation Committee felt their current base salaries were appropriate given current market conditions. Their respective fiscal 2011 base salaries were $416,000, $312,000, $260,000, $306,800 and $260,000.

Annual Incentive Cash Bonuses. We have utilized cash bonuses to reward performance achievements and have in place annual target incentive bonuses for each of our executive officers, payable either in whole or in part, depending on the extent to which the financial performance goals set by the Compensation Committee are achieved. For fiscal 2011, the bonus targets for Messrs. Lunsford, Lindroth, Maynard, Raciborski and Hatfield were $339,800, $133,500, $114,500, $151,000 and $247,000 respectively, which was an increase from 2010 bonus targets. The Compensation Committee felt that the increase in target bonuses was appropriate to remain competitive with the market and reflected the individual named executive officer’s expected contribution for fiscal 2011. Bonuses in excess of the target bonus amounts can be earned for financial performance in excess of the targets established by the Compensation Committee. Under the 2011 Management Bonus Plan, executive incentive bonuses for all of the participants, including the named executive officers, were to be determined based upon measures of corporate financial performance, specifically revenue determined in accordance with generally accepted accounting principles (but excluding the financial results of businesses acquired or disposed of during the performance period) and adjusted EBITDA targets. Adjusted EBITDA means Limelight’s GAAP net income (loss) before interest income, interest expense, other income and expense, provision for taxes, depreciation and amortization, plus provision for litigation, litigation defense expenses, stock based compensation and acquisition related expenses. For purposes of the 2011 Management Bonus Plan, Adjusted EBITDA included the accrual for the bonus payable, and excluded any revenue and expense effects arising from any acquisition or disposal transactions during the year. The Compensation Committee selected these performance goals because it believes that these measures reflect value generated for our stockholders, and therefore relying on these goals for the determination of the bonuses ties payment of bonuses to creation of stockholder value. Fifty percent (50%) of the target bonus was based upon the achievement of the revenue performance criteria, and fifty percent (50%) of the target bonus was based upon the achievement of the adjusted EBITDA performance criteria. For each of these two financial performance criteria the Compensation Committee established a floor, a target and a ceiling. With respect to the portion of the bonus based upon each performance criteria, the participating executive could earn between zero and 100% ratably based on attainment between the floor and the target, and between 100% and 200% ratably based on attainment between the target and the ceiling. Before the divestiture of the EyeWonder and chors business operations, the revenue floor, target and ceiling was $209.5 million, $225.0 million and $240.8 million respectively, and the adjusted EBITDA floor, target and ceiling was $28.8 million, $32.0 million, and $41.6 million, respectively. Following the divestiture of the EyeWonder and chors business operations, the Compensation Committee approved an adjustment to the metrics of the performance criteria to exclude the financial effects of the EyeWonder and chors business operations for the full 2011 fiscal year. The adjusted revenue floor, target and ceiling of $166.4 million, $178.9 million and $191.4 million respectively, and the adjusted EBITDA floor, target and ceiling of $23.8 million, $26.5 million, and $34.5 million, respectively. However, more than 100% of the bonus attributable to the revenue performance criteria could not be earned unless Limelight also attained adjusted EBITDA as a percentage of revenue that exceeded a threshold level of 14%, asset by the Compensation Committee.

We believed that these targets presented achievable goals, but were not necessarily certain and depended upon successful execution of our business plan. Bonuses are reviewed and approved by the Compensation Committee, which determined the performance and operational criteria necessary for award of such bonuses. The actual bonus amount earned by each participating executive is typically determined by the Compensation Committee based upon attainment of the revenue performance criteria and adjusted EBITDA performance criteria after Limelight’s 2011 financial results were reviewed and approved by the Audit Committee of the Board. For 2011, the Compensation Committee determined that the Company would not achieve the minimum financial performance measures that were set by the Compensation Committee under the 2011 Management Bonus Plan, and thus determined that no bonuses would be paid to the named executive officers pursuant to the 2011 Management Bonus Plan. In recognition, however, of operational discipline and cost control, matters affecting attainment of the financial targets beyond the Company’s control, and attainment of business objectives that did not directly affect attainment of the financial targets but contributed to long-term shareholder value creation, the Compensation Committee authorized and approved a discretionary payment of annual cash bonuses to the 2011 Management Bonus Plan participants, including the Company’s principal executive officer, principal financial officer and other named executive officers of approximately 39% of the participants’ target bonus amounts. Messrs. Lunsford, Lindroth, Maynard, Raciborski and Hatfield received bonuses of $133,266, $52,357, $44,906, $59,221 and $96,871, respectively, which represented approximately 32%, 17%, 17%, 19% and 37% of their base salaries, respectively. In addition, on September 8, 2011, in recognition of each of their respective efforts in the completion of recent business transactions, the Compensation Committee approved a discretionary bonus of $30,000 to Messrs. Lindroth and Maynard, respectively.

In September 2011, as a component of the 2012 Supplemental Bonus Program referenced briefly above under the heading “Components of Compensation,” the Compensation Committee authorized and approved a supplemental performance-based cash bonus for certain employees, including the named executive officers, which will be based on the attainment of specified fiscal 2012 corporate financial performance metrics, specifically revenue and adjusted EBITDA, as those metrics are described above so that the named executive officers could be rewarded for achievement of the performance metrics. The maximum cash bonus payable to Messrs. Lunsford, Lindroth, Maynard, Raciborski and Hatfield should Limelight achieve 100% of the performance criteria is $225,000, $176,250, $135,000, $165,000, and $165,000 respectively. Unlike the 2010, 2011 and 2012 management bonus plans, the 2012 Supplemental Bonus Program does not include an ability to earn greater than 100% of the target bonus amount if 2012 corporate performance exceeds the financial targets.

Long-Term Incentive Program. The principal goals of Limelight’s long-term equity-based incentive program are to align the interests of named executive officers with Limelight’s stockholders and to provide each named executive officer with a significant incentive to manage Limelight from the perspective of an owner with an equity stake in the business. Another goal of the long-term equity-based incentive program is to provide a competitive overall compensation package that will enable us to attract and retain talented executives. The Compensation Committee believes that unvested equity awards are a key factor in motivating and retaining executive personnel, as well as incentivizing executive personnel to preserve the current value and grow the future value of Limelight’s stock, thereby furthering the interests of Limelight’s other stockholders. Equity-based awards granted during 2011 to our named executive officers were granted under our 2007 Equity Incentive Plan and were approved by the Compensation Committee. The Compensation Committee typically intends to address annual refresh grants for the executive officers in the first fiscal quarter of each year. The Compensation Committee will, however, periodically consider equity award grants as may be necessary or appropriate to achieve the objectives of the long-term incentive component of the overall executive compensation program, as it did during fiscal 2011 with the equity award component of the 2012 Supplemental Bonus Program.

The Compensation Committee determined the appropriate equity grant amounts to be awarded in fiscal 2011 to certain of its named executive officers to meet Limelight’s retention and business objectives by reviewing and considering competitive market data, the number and value of each named executive officer’s then current equity award holdings, including the number of unvested equity awards and exercise price and retentive value of unvested stock options, each named executive officer’s total compensation, each named executive officer’s personal performance, the importance of each named executive officer’s anticipated contributions to the development of long-term value creation and the Compensation Committee members’ experience and knowledge with respect to equity compensation. In determining the appropriate equity grant amounts, management and the Compensation Committee subjectively considered each named executive officer’s experience, skills, knowledge, responsibilities and performance and Limelight’s performance as a whole. There is no specific weight given to any one of these elements of personal performance nor are there particular metrics associated with any one of these elements of personal performance. Rather than measuring each named executive officer’s personal performance against formal personal performance goals or elements, we rely on the Chief Executive Officer’s subjective evaluation of each named executive officer’s personal performance (other than himself) and the Compensation Committee’s experience and knowledge regarding compensation matters to evaluate the personal performance of the named executive officers and to determine appropriate compensation for such officers. The Compensation Committee also relied, in part, on peer group compensation data and extant equity award valuation analyses provided by Compensia in determining the appropriate equity grant amounts to be awarded in fiscal 2011 to certain of its named executive officers.

Based on these factors, the Compensation Committee authorized and approved the following long-term incentive program awards described herein during 2011. On December 30, 2010, the Compensation Committee authorized an award to Mr. Lunsford of 300,000 performance-based restricted stock units. Each restricted stock unit represents a contingent right to receive one (1) share of Limelight’s common stock. These performance-based restricted stock unit awards are separated into three distinct tranches, with each tranche tied to a financial performance metric. All or a portion of the restricted stock units in each of the three tranches will become eligible for vesting based on achievement of the financial performance metric for that tranche, provided Mr. Lunsford continuously remains a Service Provider to Limelight through the vesting date. Fifty percent (50%) of the restricted stock units in each of the first two tranches (i.e., 50,000 restricted stock units for each tranche) will vest on the first quarterly vesting date following Limelight’s public announcement of earnings for the fiscal quarter in which the performance metric for that specific tranche been achieved, and the remaining fifty percent (50%) of the restricted stock units for the achieved tranche(s) will vest in four equal installments of 12,500 restricted stock units each on the quarterly vesting date thereafter until fully vested, subject to the terms of the award agreement. One hundred percent (100%) of the restricted stock units in the third tranche (100,000 restricted stock units) will become eligible for vesting upon achievement of the financial performance metric for the third tranche at the end of the two-year performance period beginning January 1, 2011 and ending December 31, 2012. Restricted stock units that do not become eligible are forfeited. As of the end of fiscal 2011, none of the performance criteria had been achieved. Also, in February 2011, the Compensation Committee awarded each of Messrs. Lindroth, Maynard, Raciborski, and Hatfield options to purchase 175,000, 175,000, 175,000 and 175,000 shares of our common stock, respectively, at an exercise price of $8.07, the fair market value of our common stock on the date of grant.

In September 2011, as a component of the 2012 Supplemental Bonus Program described above, the Compensation Committee also authorized and approved supplemental time-based equity grants for certain Limelight employees, including the named executive officers. This consisted of an award of 250,000, 188,000, 144,000, 176,000 and 176,000 restricted stock units to Messrs. Lunsford, Lindroth, Maynard, Raciborski, and Hatfield respectively, and a grant to Mr. Lunsford of options to purchase 200,000 shares of Limelight common stock at an exercise price of $2.33, the fair market value of Limelight common stock on the date of grant. One hundred percent (100%) of the stock options and restricted stock units subject to the 2012 Supplemental Bonus Program grants shall vest on December 31, 2012, provided the participant continuously remains a Service Provider to Limelight through the vesting date. This particular vesting schedule was selected to motivate and incentivize the participating employees, including the named executive officers, given that the retention value of their unvested grants had significantly diminished. The Compensation Committee intended that these awards would be in lieu of the equity award that it would otherwise consider in the first quarter of fiscal 2012.

With respect to non-named executive officers, equity award grants are generally made within grant guidelines established by the Compensation Committee, in consultation with management, based on job grade, job title, responsibility level, seniority level or other factors, which may include the competitive hiring marketplace. Customarily, the Compensation Committee considers annual equity awards for employees other than named executive officers in the second quarter of each year. With respect to the named executive officers, the Chief Executive Officer makes recommendations on such guidelines and the named executive officer’s actual grants. The grant guidelines assist us in keeping equity grants within the budgeted grant pool approved by the Compensation Committee, and thereby efficiently managing the available equity pool and its overhang.

For fiscal 2012, the Compensation Committee intends to continue to grant equity awards to selected Limelight employees, which may include Limelight’s named executive officers. The Compensation Committee will determine the size of long-term, equity-based incentives based on each named executive officer’s position within Limelight and will seek to set a level that will create a meaningful opportunity for stock ownership and will motivate each named executive officer to remain in Limelight’s service. In addition, in determining the size of a named executive officer’s equity grant, the Compensation Committee will take into account an individual’s recent performance, as well as the factors discussed below. The Compensation Committee has not formalized the process by which it will take an individual’s performance or other factors into account, but may do so in the future.

In reviewing and analyzing the appropriate amount and type of equity awards to be granted, the Compensation Committee also may review the following factors:

•	The number of equity awards granted to an individual in a given role or position;

•	The number and mix of equity awards previously granted and currently held;

•	The individual’s vested and unvested equity award positions, and the exercise price of stock options in relation to the then current market value;

•	The individual’s total compensation package; and

•	A comparison of the individual’s existing equity awards and total compensation to similar positions in selected technology companies.

The Compensation Committee views these factors as the important motivators to retain and attract key management talent.

On a total company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by Limelight during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).

The Compensation Committee believes that analyzing the above factors allows it to assess whether granting additional awards to the named executive officers is prudent based on the pool of shares we have available for grants to all of its service providers and to take into consideration the impact on the dilution of stockholder interests and overhang.

Equity Award Practices. For fiscal 2012, we expect that most equity award grants will be stock options; however, we may grant a mix of options and restricted stock units in situations where the compensation philosophy and objectives would be best met by doing so. In prior years, our equity awards extended to most employees. Beginning in 2009, we concentrated equity awards among those positions with the greater opportunity to affect our financial performance and intend to continue this practice. The vesting schedules applied to equity awards, usually three or four years, provide both a strong retention tool and also balances each executive’s focus on our short term and long term goals.

Prior to September 2007, the effective grant date for all equity awards to our named executive officers was the date on which the Compensation Committee or the Board of Directors approved the grant. Historically, this was accomplished through actions by unanimous written consent. In September 2007, our Board of Directors adopted a policy providing for approval of equity awards in advance of a future effective grant date. Limelight follows this granting policy as a best practice approach recommended by outside counsel to ensure all equity awards comply with laws and regulations. All stock options granted to the named executive officers have a per share exercise price equal to the fair market value of Limelight’s common stock on the grant date.

Stock Ownership Guidelines. At this time, the Board of Directors has not adopted stock ownership guidelines with respect to the named executive officers or otherwise.

Limelight has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Limelight’s common stock. In addition, Messrs. Lunsford, Lindroth, Maynard, Hatfield, and Raciborski each had an effective Rule 10b5-1 trading plan in place during fiscal 2011.

Employment Agreements, Severance and Change of Control Benefits

Employment Agreements. Limelight has written employment agreements with certain executive officers, including each of its named executive officers. Each agreement provides that the executive’s employment with Limelight is “at-will” and may be terminated at any time by either party, either with or without cause, upon written notice to the other party. Depending upon the circumstances of the executive’s termination, the executive may be entitled to severance benefits or change of control benefits. Please see “Potential Payments upon Termination or Change of Control” below for further information on severance or change of control benefits.

In December 2008 the employment agreement for each then-current named executive officer was amended to bring each agreement into compliance with the rules and regulations under section 409A of the Internal Revenue Code of 1986, as amended.

On October 20, 2006, we entered into an employment agreement with Jeffrey W. Lunsford, our President, Chief Executive Officer and Chairman. Pursuant to the terms of Mr. Lunsford’s employment agreement, amended December 30, 2008, Mr. Lunsford’s annual salary for 2009 was $400,000, which was unchanged from his 2008 annual salary. Mr. Lunsford’s salary is subject to annual review, and during fiscal 2011, Mr. Lunsford’s annual salary was $416,000. Mr. Lunsford is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2011, Mr. Lunsford’s target annual incentive bonus was $339,800, which had increased from his 2010 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Lunsford generally depends upon the extent to which the applicable performance goals were achieved. However, for fiscal 2011, the Compensation Committee authorized and approved a discretionary payment of annual cash bonuses to the Master Executive and Management Bonus Plan participants, including Mr. Lunsford, whose actual paid bonus for 2011 was $133,266. On December 30, 2010, the Compensation Committee awarded Mr. Lunsford 300,000 performance-based restricted stock units. These restricted stock unit awards are performance-based and separated into three distinct tranches, with each tranche tied to a financial performance metric. All or a portion of the restricted stock units in each of the three tranches will become eligible for vesting based on achievement of the financial performance metric for that tranche, provided that Mr. Lunsford continuously remains a Service Provider to Limelight through each such vesting date. Fifty percent (50%) of the restricted stock units in each of the first two tranches (i.e., 50,000 restricted stock units for each tranche) will vest on the first quarterly vesting date following Limelight’s public announcement of earnings for the fiscal quarter in which the performance metric for that specific tranche has been achieved, and the remaining fifty percent (50%) of the restricted stock units for the achieved tranche(s) will vest in four equal installments of 12,500 restricted stock units each on the quarterly vesting date thereafter until fully vested, subject to the terms of the award agreement. One hundred percent (100%) of the restricted stock units in the third tranche (100,000 restricted stock units) will become eligible for vesting upon achievement of the financial performance metric for the third tranche at the end of the two-year performance period beginning January 1, 2011 and ending December 31, 2012. On September 14, 2011, as part of Limelight’s 2012 Supplemental Bonus Program described herein, the Compensation Committee awarded Mr. Lunsford a potential cash bonus of $225,000 based on 2012 Limelight financial performance criteria set by the Compensation Committee, and 250,000 restricted stock units and options to purchase 200,000 shares of Limelight common stock at an exercise price of $2.33, the fair market value of Limelight common stock on the date of grant. Up to one hundred percent (100%) of the cash component of the bonus program will become eligible for payment in the first quarter of 2013, depending on whether Limelight achieves or exceeds the financial targets set for fiscal 2012 by the Compensation Committee. One hundred percent (100%) of the stock options and restricted stock units subject to the 2012 Supplemental Bonus Program grants shall vest on December 31, 2012, provided Mr. Lunsford continuously remains a Service Provider to Limelight through the vesting date. Mr. Lunsford’s employment agreement provides that we will reimburse Mr. Lunsford for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On September 22, 2008, we entered into an employment agreement with Nathan F. Raciborski, our Co-Founder and Chief Technology Officer. Pursuant to the terms of Mr. Raciborski’s employment agreement,

amended December 30, 2008, Mr. Raciborski’s annual salary for 2009 was $295,000, which was unchanged from his 2008 annual salary. Mr. Raciborski’s salary is subject to annual review, and during fiscal 2011, Mr. Raciborski’s annual salary was $306,800. Mr. Raciborski is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2011, Mr. Raciborski’s target annual incentive bonus was $151,000 which had increased from his 2010 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Raciborski generally depends upon the extent to which the applicable performance goals were achieved. However, for fiscal 2011, the Compensation Committee authorized and approved a discretionary payment of annual cash bonuses to the Master Executive and Management Bonus Plan participants, including Mr. Raciborski, whose actual paid bonus for 2011 was $59,221. In February 2011, the Compensation Committee awarded Mr. Raciborski options to purchase 175,000 shares of our common stock at an exercise price of $8.07. One forty-eighth of the total number of shares subject to the option vested on February 1, 2011, and an additional one forty-eighth of the total number of shares subject to the option vest monthly thereafter, provided Mr. Raciborski remains with Limelight through each such vesting date. On September 14, 2011, as part of Limelight’s 2012 Supplemental Bonus Program described herein, the Compensation Committee awarded Mr. Raciborski a potential cash bonus of $165,000 based on 2012 Limelight financial performance criteria set by the Compensation Committee, and 176,000 restricted stock units. Up to one hundred percent (100%) of the cash component of the bonus program will become eligible for payment in the first quarter of 2013, depending on whether Limelight achieves or exceeds the financial targets set for fiscal 2012 by the Compensation Committee. One hundred percent (100%) of the restricted stock units subject to the 2012 Supplemental Bonus Program grants shall vest on December 31, 2012, provided Mr. Raciborski continuously remains a Service Provider to Limelight through the vesting date. Mr. Raciborski’s employment agreement provides that we will reimburse Mr. Raciborski for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On October 20, 2008, we entered into an employment agreement with Douglas S. Lindroth, our Senior Vice President, Chief Financial Officer and Treasurer. Pursuant to the terms of Mr. Lindroth’s employment agreement, amended December 30, 2008, Mr. Lindroth’s annual salary for 2009 was $300,000. Mr. Lindroth’s salary is subject to annual review, and during fiscal 2011, Mr. Lindroth’s annual salary was $312,000. Mr. Lindroth is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2011, Mr. Lindroth’s target annual incentive bonus was $133,500 which had increased from his 2010 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Lindroth generally depends upon the extent to which the applicable performance goals were achieved. However, for fiscal 2011, the Compensation Committee authorized and approved a discretionary payment of annual cash bonuses to the Master Executive and Management Bonus Plan participants, including Mr. Lindroth, whose actual paid bonus for 2011 was $52,357. In February 2011, the Compensation Committee awarded Mr. Lindroth options to purchase 175,000 shares of our common stock at an exercise price of $8.07. One forty-eighth of the total number of shares subject to the option vested on February 1, 2011, and an additional one forty-eighth of the total number of shares subject to the option vest monthly thereafter, provided Mr. Lindroth remains with Limelight through each such vesting date. On September 14, 2011, as part of Limelight’s 2012 Supplemental Bonus Program described herein, the Compensation Committee awarded Mr. Lindroth a potential cash bonus of $176,250 based on 2012 Company financial performance criteria set by the Compensation Committee, and 188,000 restricted stock units. Up to one hundred percent (100%) of the cash component of the bonus program will become eligible for payment in the first quarter of 2013, depending on whether Limelight achieves or exceeds the financial targets set for fiscal 2012 by the Compensation Committee. One hundred percent (100%) of the restricted stock units subject to the 2012 Supplemental Bonus Program grants shall vest on December 31, 2012, provided Mr. Lindroth continuously remains a Service Provider to Limelight through the vesting date. Mr. Lindroth’s employment agreement provides that we will reimburse Mr. Lindroth for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties. In fiscal 2009, the Compensation Committee also approved an automobile allowance for Mr. Lindroth to maintain an automobile away from his home office.

On March 27, 2007, we entered into an employment agreement with David M. Hatfield, our Senior Vice President of Worldwide Sales, Marketing and Services. Pursuant to the terms of Mr. Hatfield’s employment agreement, amended December 30, 2008, Mr. Hatfield’s annual salary for 2009 was $250,000, which was unchanged from his 2008 salary. Mr. Hatfield’s salary is subject to annual review, and during fiscal 2011, Mr. Hatfield’s annual salary was $260,000. Mr. Hatfield is eligible to receive an annual cash incentive bonus payable on achievement of performance goals established by the Compensation Committee. During calendar year 2011, Mr. Hatfield’s target annual incentive bonus was $247,000 which had increased from his 2010 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Hatfield generally depends upon the extent to which the applicable performance goals were achieved. However, for fiscal 2011, the Compensation Committee authorized and approved a discretionary payment of annual cash bonuses to the Master Executive and Management Bonus Plan participants, including Mr. Hatfield, whose actual paid bonus for 2011 was $96,871. In February 2011, the Compensation Committee awarded Mr. Hatfield options to purchase 175,000 shares of our common stock at an exercise price of $8.07. One forty-eighth of the total number of shares subject to the option vested on February 1, 2011, and an additional one forty-eighth of the total number of shares subject to the option vest monthly thereafter, provided Mr. Hatfield remains with the Company through each such vesting date. On September 14, 2011, as part of Limelight’s 2012 Supplemental Bonus Program described herein, the Compensation Committee awarded Mr. Hatfield a potential cash bonus of $165,000 based on 2012 Limelight financial performance criteria set by the Compensation Committee, and 176,000 restricted stock units. Up to one hundred percent (100%) of the cash component of the bonus program will become eligible for payment in the first quarter of 2013, depending on whether Limelight achieves or exceeds the financial targets set for fiscal 2012 by the Compensation Committee. One hundred percent (100%) of the restricted stock units subject to the 2012 Supplemental Bonus Program grants shall vest on December 31, 2012, provided Mr. Hatfield continuously remains a Service Provider to Limelight through the vesting date. Mr. Hatfield’s employment agreement provides that we will reimburse Mr. Hatfield for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On October 16, 2007, we entered into an employment agreement with Philip C. Maynard, our Senior Vice President, Chief Legal Officer and Secretary. Pursuant to the terms of Mr. Maynard’s employment agreement, amended December 30, 2008, Mr. Maynard’s annual salary for 2009 was $250,000, which was an increase from his 2008 annual salary of $225,000. Mr. Maynard’s salary is subject to annual review, and during fiscal 2011, Mr. Maynard’s annual salary was $260,000. Mr. Maynard is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2011, Mr. Maynard’s target annual incentive bonus was $114,500 which had increased from his 2010 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Maynard generally depends upon the extent to which the applicable performance goals were achieved. However, for fiscal 2011, the Compensation Committee authorized and approved a discretionary payment of annual cash bonuses to the Master Executive and Management Bonus Plan participants, including Mr. Maynard, whose actual paid bonus for 2011 was $44,906. In February 2011, the Compensation Committee awarded Mr. Maynard options to purchase 175,000 shares of our common stock at an exercise price of $8.07. One forty-eighth of the total number of shares subject to the option vested on February 1, 2011, and an additional one forty-eighth of the total number of shares subject to the option vest monthly thereafter, provided Mr. Maynard remains with Limelight through each such vesting date. On September 14, 2011, as part of the Company’s 2012 Supplemental Bonus Program described herein, the Compensation Committee awarded Mr. Maynard a potential cash bonus of $135,000 based on 2012 Limelight financial performance criteria set by the Compensation Committee, and 144,000 restricted stock units. Up to one hundred percent (100%) of the cash component of the bonus program will become eligible for payment in the first quarter of 2013, depending on whether Limelight achieves or exceeds the financial targets set for fiscal 2012 by the Compensation Committee. One hundred percent (100%) of the restricted stock units subject to the 2012 Supplemental Bonus Program grants shall vest on December 31, 2012, provided Mr. Maynard continuously remains a Service Provider to Limelight through the vesting date. Mr. Maynard’s employment agreement provides that we will reimburse Mr. Maynard for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

The terms “cause” and “change of control” are used substantially consistently among the employment agreements with the named executive officers. Generally, the term “cause” or “for cause” means termination of employment as a result of:

•

Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of an executive with respect to his or her obligations under the employment agreement or otherwise relating to the business of Limelight;

•

Repeated or habitual neglect of executive’s duties or responsibilities that continues after notice of such neglect, or failure or refusal to carry-out the legitimate assignments given by the Chief Executive Officer or the Board;

•

Any act of personal dishonesty in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment;

•	Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

•	A breach of any fiduciary duty owed to the Company by executive that has a material detrimental effect on the Company’s reputation or business;

•

Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not executive admits or denies liability);

•

Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence; or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, executive’s failure to waive attorney-client privilege relating to communications with executive’s own attorney in connection with an Investigation will not constitute “cause”; or

•

Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her employment agreement or executive’s loss of any governmental or self-regulatory license that is reasonably necessary for executive to perform his or her responsibilities to Limelight under the employment agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period Limelight uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Generally, the term “change of control” means the occurrence of any of the following events:

•

The consummation by Limelight of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the voting securities of Limelight outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

•

The approval by the stockholders of Limelight, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of Limelight or an agreement for the sale or disposition by Limelight of all or substantially all of Limelight’s assets; or

•

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Goldman Sachs & Co and its related funds and entities, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Limelight representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

The term “in connection with a change of control” generally means a termination of executive’s employment within three (3) months prior to the execution of an agreement that results in a change of control or twelve (12) months following a change of control.

Severance Benefits. Limelight believes that providing severance benefits for the named executive officers is necessary to attract and retain executive talent, and is accordingly consistent with our compensation philosophy and objectives. Severance benefits for the named executive officers is also appropriate as we believe that it is likely that an executive who is relieved of position without cause may require an extended period of time to obtain similar employment.

The employment agreements between Limelight and each named executive officer provide generally that if the executive is terminated without cause (and the termination is not in connection with a change of control) then the executive is entitled to the following severance benefits: (i) continued payment of executive’s base salary for 12 months, (ii) actual, earned cash bonus for the year in which termination occurred prorated to the date of termination, (iii) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under the Limelight health plans until the earlier of 12 months after termination or until executive and eligible dependents are covered under another health insurance program. Payment of severance benefits is conditioned on the executive making certain covenants with Limelight as described below under “Material Conditions to or Obligations of Severance” in the “Potential Payments upon Termination or Change of Control” section below.

If a named executive officer voluntarily resigns his employment or his employment is terminated for cause, then he is entitled generally only to compensation earned through the date of termination. More particularly, he would be entitled to his base salary through the date of termination, unpaid but earned and accrued annual bonus for a fiscal year completed prior to the termination of employment and accrued but unused vacation time. All further vesting of outstanding equity awards would also cease as of the date of termination.

In the event a name executive officer’s employment is terminated due to death or disability, then twenty-five (25%) percent of the executive’s then outstanding unvested equity awards would vest.

Change of Control Benefits. Limelight believes that providing certain benefits for the named executive officers in connection with a change of control is necessary to attract and retain executive talent. Further, Limelight believes that change of control arrangements are an important part of overall compensation for the named executive officers because they will assist the Company in maximizing stockholder value by allowing executives to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of the stockholders, notwithstanding any concern the executive might have regarding the executive’s continued employment prior to or following a change in control or other personal financial interest.

The employment agreements between Limelight and each named executive officer provide generally that, in the event of a change of control, fifty percent (50%) of each executive’s then unvested equity awards will vest. Further, if the executive is terminated or resigns for good reason in connection with a change of control then the executive is entitled to the following change in control benefits: (i) continued payment of executive’s base salary for 12 months, (ii) 100% of the executive’s target cash bonus for the year in which termination occurred, (iii) accelerated vesting of all outstanding, unvested equity awards, and (iv) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under the Limelight health plans until the earlier of 12 months after termination or until executive is covered under another health insurance program. Payment of change of control benefits is conditioned on the executive making certain covenants with Limelight as described below under “Material Conditions to or Obligations of Severance” in the “Potential Payments upon Termination or Change of Control” section below.

The tables below show the potential payments and benefits each of the named executive officers would be entitled to receive in the event of a change of control or if each such officer’s employment had been terminated under the following circumstances as of December 31, 2011. Due to a number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Potential Payments Upon Change of Control

Name	Severance Salary ($)	Severance Bonus ($)(1)	Acceleration of Unvested Equity Awards ($)(1)(2)	Health and Welfare Benefits ($)	Total ($)
Jeffrey W. Lunsford	$—	$225,000	$1,310,000	$—	$1,535,000
Nathan F. Raciborski	—	165,000	558,885	—	723,885
Douglas S. Lindroth	—	176,250	664,405	—	840,655
David M. Hatfield	—	165,000	587,005	—	752,005
Philip C. Maynard	—	135,000	481,740	—	616,740

(1)

For the awards granted in connection with the 2012 Supplemental Program, in the event of a change of control, one hundred percent (100%) of the awards shall vest on the earlier of (i) ninety (90) days following a change of control, provided that the participant remains a Service Provider on such date, and (ii) termination of the employment of the participant without cause in connection with a change of control (as such terms are defined in the grant agreement).

(2)

Valuation of acceleration of unvested equity awards, except for awards granted in connection with the 2012 Supplemental Program, equal fifty percent (50%) of unvested restricted stock units and fifty percent (50%) of unvested non-qualified stock options an with exercise price less than the $2.96 per share closing price of Limelight Networks common stock on December 31, 2011, held by Messrs. Lunsford, Raciborski, Lindroth, Hatfield and Maynard. As of December 31, 2011, the exercise price of all of the non-qualified stock options held by Messrs. Raciborski, Lindroth, Hatfield and Maynard was greater than $2.96 per share, and all but 200,000 of the non-qualified stock options held by Mr. Lunsford, therefore these non-qualified stock options have been excluded from this calculation.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control

Name	Severance Salary ($)	Severance Bonus ($)(1)	Acceleration of Unvested Equity Awards ($)(1)(2)	Health and Welfare Benefits ($)(3)	Total ($)(4)
Jeffrey W. Lunsford	$416,000	$564,800	$1,754,000	$14,639	$2,749,439
Nathan F. Raciborski	306,800	316,000	596,810	14,982	1,234,592
Douglas S. Lindroth	312,000	309,750	772,829	9,263	1,403,842
David M. Hatfield	260,000	412,000	653,050	14,639	1,339,689
Philip C. Maynard	260,000	249,500	537,240	14,639	1,061,379

(1)

For the awards granted in connection with the 2012 Supplemental Program, in the event of a change of control, one hundred percent (100%) of the awards shall vest on the earlier of (i) ninety (90) days following a change of control, provided that the participant remains a Service Provider on such date, and (ii) termination of the employment of the participant without cause in connection with a change of control (as such terms are defined in the grant agreement).

(2)

Valuation of acceleration of unvested equity awards is equal to one hundred percent (100%) of the unvested restricted stock units and one hundred percent (100%) of unvested non-qualified stock options an with exercise price less than the $2.96 per share closing price of Limelight Networks common stock on December 31, 2011, held by Messrs. Lunsford, Raciborski, Lindroth, Hatfield and Maynard. As of December 31, 2011, the exercise price of all of the non-qualified stock options held by Messrs. Raciborski, Lindroth, Hatfield and

Maynard was greater than $2.96 per share, and all but 200,000 of the non-qualified stock options held by Mr. Lunsford, therefore these non-qualified stock options have been excluded from this calculation.

(3)	Health and welfare benefits are calculated using the annual cost of medical and dental insurance elected by the named executive during the year.

(4)	Depending upon applicable law, a departing employee may be eligible to be paid for accrued but unused vacation time banked prior to termination of employment.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason Not in Connection with a Change of Control

Name	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($)	Health and Welfare Benefits ($)(1)	Total ($)(2)
Jeffrey W. Lunsford	$416,000	$339,800	$—	$14,639	$770,439
Nathan F. Raciborski	306,800	151,000	—	14,982	472,782
Douglas S. Lindroth	312,000	133,500	—	9,263	454,763
David M. Hatfield	260,000	247,000	—	14,639	521,639
Philip C. Maynard	260,000	114,500	—	14,639	389,139

(1)	Health and welfare benefits are calculated using the annual cost of medical and dental insurance elected by the named executive during the year.

(2)	Depending upon applicable law, a departing employee may be eligible to be paid for accrued but unused vacation time banked prior to termination of employment.

Material Conditions to or Obligations of Severance. The receipt of severance or change of control benefits is conditioned upon the named executive officer delivering and not revoking a separation agreement and general release of claims substantially in a form prescribed by Limelight. Further, the executive must agree that for a two year period following his or her termination that executive will not (i) solicit any Limelight employee (sometimes excepting the executive’s personal administrative assistant) for employment other than with Limelight, and (ii) engage in competition with, or have an ownership interest in a business that competes with, Limelight.

Retirement Benefits under the 401(k) Plan, Executive Perquisites, and Generally Available Benefit Programs. In fiscal 2011, named executive officers were eligible to participate in the health and welfare programs that are generally available to other Limelight employees, including medical, dental, vision, group life, short-term and long-term disability and supplemental insurance.

We also maintain a tax-qualified 401(k) plan, which is broadly available to Limelight’s general U.S. based employee population. Under the 401(k) plan, all of our employees are eligible to participate. We provide a matching contribution as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations. In our review and establishment of compensation programs and payments for fiscal 2011, we considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us for our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Limelight does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Limelight amended its employment agreements with its named executive officers in December 2008, including the severance arrangements described in this proxy statement, to conform to the requirements of Section 409A. Further Limelight intends to structure its equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006 we began accounting for stock-based awards in accordance with the requirements of Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (formerly FAS 123R) (“ASC Topic 718”).

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation Tables

The following table sets forth information regarding the compensation to each of the individuals who served as our principal executive officer and principal financial officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2011. We refer to these executive officers as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)		(i)	(j)
Jeffrey W. Lunsford	2011	416,000	133,266		1,768,500	(3)	298,040	0	(4)	23,841	2,638,647
President, Chief Executive Officer and Chairman	2010 2009	416,000 400,000	— —		1,104,000 —	(5)	2,786,880 —	512,573 204,385		21,699 21,699	4,841,152 626,084
Nathan F. Raciborski	2011	306,800	59,221		410,080		921,183	0	(4)	29,306	1,726,590
Co-Founder, Chief Technology Officer	2010	306,800	—		—		406,420	206,910		21,634	941,764
and Director	2009	295,000	—		0	(6)	401,832	81,754		29,048	807,634
Douglas S. Lindroth	2011	312,000	82,357	(7)	438,040		921,183	0	(4)	25,888	1,779,468
Senior Vice President,	2010	312,000	—		—		522,540	188,100		28,184	1,050,824
Chief Financial Officer and Treasurer	2009	300,000	—		—		—	74,322		28,724	403,046
David M. Hatfield	2011	260,000	96,871		410,080		921,183	0	(4)	25,063	1,713,197
Senior Vice President,	2010	260,000	—		—		406,420	376,200		13,895	1,056,515
Worldwide Sales, Services and Marketing	2009	250,000	—		0	(6)	401,832	148,643		8,999	809,474
Philip C. Maynard	2011	260,000	74,906	(7)	335,520		921,183	0	(4)	21,056	1,612,665
Senior Vice President, Chief Legal Officer and Secretary

(1)

These amounts represent the grant date fair value for each of the Stock Awards (restricted stock units) and Option Awards (stock options) granted to our named executive officers in 2011 and in prior years, computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting conditions. The amounts included in the Stock Awards column for any performance-based restricted stock units are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2011, 2010 and 2009 are included in Note 17 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)

Represents, among other things, amounts paid for health and life insurance for the employee and the employee’s family members for each of the named executive officers, company matches on 401(k) accounts, amounts paid for certain travel and, a car allowance and insurance premiums paid on behalf of Mr. Lindroth in 2009-2011, auto insurance premium and vehicle registration fees paid on behalf of Mr. Maynard in 2011, and auto registration fees for Mr. Lunsford in 2011, each for automobiles maintained by the individuals away from his respective home office.

(3)

This amount represents the grant date fair value for 1) performance-based restricted stock units granted to Mr. Lunsford on December 30, 2010 ($1,186,000), which is based upon the probable outcome of the performance conditions (assumes the target level of performance is attained), consistent with the estimate of aggregate compensation cost to be recognized over the service period under ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions, as well as 2) time-based restricted stock units granted to Mr. Lunsford in September 2011 as part of the equity component of the 2012 Supplemental Bonus Program ($582,500), also as computed in accordance with ASC Topic 718.

With respect to the 300,000 performance-based restricted stock units that were approved and authorized by the Compensation Committee on December 30, 2010, pursuant to the award documents, these performance-based awards are separated into three distinct tranches, with each tranche tied to a financial performance metric with a performance period that began in fiscal 2011. All or a portion of the restricted stock units in each of the three tranches will become eligible for vesting based on achievement of the financial performance metric for that tranche, provided that Mr. Lunsford continuously remains a Service Provider to Limelight through each such vesting date. Fifty percent (50%) of the restricted stock units in each of the first two tranches (i.e., 50,000 restricted stock units for each tranche) will vest on the first quarterly vesting date following the Company’s public announcement of earnings for the fiscal quarter in which the performance metric for that specific tranche has been achieved, and the remaining fifty percent (50%) of the restricted stock units for the achieved tranche(s) will vest in four equal installments of 12,500 restricted stock units each on the quarterly vesting date thereafter until fully vested, subject to the terms of the award agreement. One hundred percent (100%) of the restricted stock units in the third tranche (100,000 restricted stock units) will become eligible for vesting upon achievement of the financial performance metric for the third tranche at the end of the two-year performance period beginning January 1, 2011 and ending December 31, 2012. As of the end of fiscal 2011, none of the performance criteria for this award had been achieved.

On the grant date, pursuant to the award documents, the third tranche, or one-third (1/3) of the restricted stock unit grant (100,000 restricted stock units), would become eligible for vesting based on performance criterion set over a two-year performance period beginning January 1, 2011 and ending December 31, 2012. The criterion for this portion of the award has not been determined for 2012 yet. In accordance with ASC Topic 718, the grant date fair value of this portion of the award could not be determined until the final performance targets for the awards were adopted by the Compensation Committee. Accordingly, the dollar amount included in the Stock Awards column for this performance-based grant ($1,186,000) represents the grant date fair value for the portion of this grant that is determinable (i.e., 200,000 of the 300,000 restricted stock units).

(4)

The Compensation Committee approved and authorized this performance-based cash component of the 2012 Supplemental Bonus Program on September 14, 2011. All or a portion of the cash component will be eligible for payment in the first quarter of 2013, depending on the attainment of specified fiscal 2012 corporate financial performance metrics set by the Compensation Committee, specifically revenue and adjusted EBITDA. The target and maximum cash bonus payable to Messrs. Lunsford, Lindroth, Maynard, Raciborski and Hatfield should Limelight achieve 100% of the performance criteria is $225,000, $176,250, $135,000, $165,000, and $165,000 respectively. For more information, please see the “Grants of Plan-Based Awards in 2011” table below.

(5)

This amount represents the grant date fair value for performance-based restricted stock units granted to Mr. Lunsford in 2010, computed in accordance with ASC Topic 718. All or a portion of the restricted stock units could have been eligible for vesting based upon the achievement of certain financial performance targets for the fiscal year ended December 31, 2010 related to the earn-out feature described in the Agreement and Plan of Merger to acquire EyeWonder, Inc., a copy of which was filed with a Current Report on Form 8-K on December 21, 2009. Following the end of fiscal 2010, it was determined that the performance target was not achieved, and accordingly, the RSUs did not become eligible for vesting and were forfeited.

(6)

The Compensation Committee authorized these performance-based restricted stock unit awards for Messrs. Raciborski and Hatfield on June 1, 2009. All or a portion of the restricted stock units had been eligible for vesting based upon the achievement of certain financial performance targets for the twelve-month period beginning July 1, 2009 and ending June 30, 2010. Pursuant to the award documents, the Compensation Committee was to adopt the financial performance targets after June 2009 with respect to the performance targets for the second half of 2009, and then following the Board of Director’s approval of Limelight’s 2010 financial plan with respect to the performance targets for the first half of 2010. These financial performance targets were adopted by the Compensation Committee in August 2009 and in February 2010 respectively. In accordance with ASC Topic 718, the grant date fair value of these awards could not be determined until the final performance targets for the awards were adopted by the Compensation Committee. Accordingly, the amounts in the Stock Awards column above for these grants represent the fair value computed in accordance with ASC Topic 718 as of the service inception date of the award on July 1, 2009 based on the probable outcome of the performance conditions measured as of the service inception date, excluding the effect of estimated forfeitures for these awards as of the service inception date.

On February 8, 2010, the Compensation Committee determined the final performance targets for these awards. As such, the grant date fair values of these awards, as computed in accordance with ASC Topic 718, were $195,036 for Messrs. Raciborski’s and Hatfield’s respective awards. These values are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period under ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The maximum value for the 2009 performance restricted stock unit awards, which is based on the closing price per share on the grant date, is $287,300 for Messrs. Raciborski’s and Hatfield’s respective awards. Following the conclusion of the performance period, it was determined that the performance was achieved at a level that entitled Messrs. Raciborski and Hatfield to be eligible to receive 90.4% of the award, or 76,874 shares. A discussion of the assumptions used in the calculation of these amounts are included in Note 16 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(7)

Includes discretionary bonuses approved by the Compensation Committee on September 8, 2011 in the amount of $30,000 to Mr. Lindroth and Mr. Maynard, in recognition of their respective efforts in the completion of recent business transactions.

Grants of Plan-Based Awards in 2011

The following table provides information regarding grants of plan based awards to each of our named executive officers during the fiscal year ended December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Jeffrey W. Lunsford	12/30/10	—	—	—	0	300,000	—	—		—		—	1,186,000
Jeffrey W. Lunsford	01/25/11	1	339,800	679,600	—	—	—	—		—		—	—
Jeffrey W. Lunsford	09/14/11	—	—	—	—	—	—	250,000	(5)	—		—	582,500
Jeffrey W. Lunsford	09/14/11	—	—	—	—	—	—	—		200,000	(5)	2.33	298,040
Jeffrey W. Lunsford	09/14/11	1	225,000	225,000	—	—	—	—		—		—	—
Nathan F. Raciborski	01/25/11	1	151,000	302,000	—	—	—	—		—		—	—
Nathan F. Raciborski	02/17/11	—	—	—	—	—	—	—		175,000		8.07	921,183
Nathan F. Raciborski	09/14/11	—	—	—	—	—	—	176,000	(5)	—		—	410,080
Nathan F. Raciborski	09/14/11	1	165,000	165,000	—	—	—	—		—		—	—
Douglas S. Lindroth	01/25/11	1	133,500	267,000	—	—	—	—		—		—	—
Douglas S. Lindroth	02/17/11	—	—	—	—	—	—	—		175,000		8.07	921,183
Douglas S. Lindroth	09/14/11	—	—	—	—	—	—	188,000	(5)	—		—	438,040
Douglas S. Lindroth	09/14/11	1	176,250	176,250	—	—	—	—		—		—	—
David M. Hatfield	01/25/11	1	247,000	494,000	—	—	—	—		—		—	—
David M. Hatfield	02/17/11	—	—	—	—	—	—	—		175,000		8.07	921,183
David M. Hatfield	09/14/11	—	—	—	—	—	—	176,000	(5)	—		—	410,080
David M. Hatfield	09/14/11	1	176,000	176,000	—	—	—	—		—		—	—
Philip C. Maynard	01/25/11	1	114,500	229,000	—	—	—	—		—		—	—
Philip C. Maynard	02/17/11	—	—	—	—	—	—	—		175,000		8.07	921,183
Philip C. Maynard	09/14/11	—	—	—	—	—	—	144,000	(5)	—		—	335,520
Philip C. Maynard	09/14/11	1	135,000	135,000	—	—	—	—		—		—	—

(1)

Amounts represent participation in the 2011 Management Bonus Plan and in the 2012 Supplemental Bonus Plan. See the Summary Compensation Table for actual 2011 management bonus amounts earned. Non-equity incentive plan awards granted under the 2012 Supplemental Bonus Plan will be based on fiscal 2012 financial performance targets, specifically revenue and adjusted EBITDA, and will not be paid until after the end of the 2012 fiscal year.

(2)

Each of the restricted stock units represents a contingent right to receive one (1) share of the Company’s common stock. These restricted stock units granted to Mr. Lunsford on December 30, 2011 are performance-based and separated into three distinct tranches, with each tranche tied to a financial performance metric with a performance period that began in fiscal 2011. All or a portion of the restricted stock units in each of the three tranches will become eligible for vesting based on achievement of the financial performance metric for that tranche, provided that Mr. Lunsford continuously remains a Service Provider to Limelight through each such vesting date. Fifty percent (50%) of the restricted stock units in each of the first two tranches (i.e., 50,000 restricted stock units for each tranche) will vest on the first quarterly vesting date following the Company’s public announcement of earnings for the fiscal quarter in which the performance metric for that specific tranche has been achieved, and the remaining fifty percent (50%) of the restricted stock units for the achieved tranche(s) will vest in four equal installments of 12,500 restricted stock units each on the quarterly vesting date thereafter until fully vested, subject to the terms of the award agreement. One hundred percent (100%) of the restricted stock units in the third tranche (100,000 restricted stock units) will become eligible for vesting upon achievement of the financial performance metric for the third tranche at the end of the two-year performance period beginning January 1, 2011 and ending December 31, 2012. Restricted stock units that do not become eligible for vesting are forfeited. As of the end of fiscal 2011, none of the performance criteria had been achieved.

(3)

Except for the stock option award granted to Mr. Lunsford in September 2011, each of the stock option awards in this column vested one forty-eighth (1/48th) on February 1, 2011, and vest one forty-eighth (1/48th) each month thereafter on the first day of each month, provided the named executive officer remains with the Company through each such vesting date.

(4)

These amounts represent the aggregate grant date fair value for Option Awards and the aggregate service date fair value of Stock Awards, each computed in accordance with ASC Topic 718, as the case may be excluding the effect of estimated forfeitures. In the case of performance-based restricted stock units, the amounts are based on the probable outcome of the performance conditions measured as of the grant or service date. A discussion of the assumptions used in the calculation of these amounts are included in Note 17 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(5)

These restricted stock units, and stock options in the case of Mr. Lunsford, will vest 100% on December 31, 2012, provided the named executive officer remains with the Company through the vesting date.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table presents certain information concerning the outstanding option and restricted stock, and restricted stock unit awards held as of December 31, 2011 by each named executive officer. The Market Values below are based on the reported closing market price of the Company’s common stock on the Nasdaq Global Market as of December 31, 2011 ($2.96 per share).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey W. Lunsford	750,000	0	$6.53	11/20/16	(1)	—		—	—		—
	574,990	625,010	3.68	02/26/20	(2)	—		—	300,000	(3)	$888,000
	0	200,000	2.33	09/14/21	(4)	250,000	(4)	740,000	—		—
Nathan F. Raciborski	400,000	0	15.00	05/29/17	(5)	—		—	—		—
	239,579	10,421	6.39	02/25/18	(6)	—		—	—		—
	74,999	45,001	5.03	06/01/19	(7)	25,625	(8)	75,850	—		—
	83,852	91,148	3.68	02/26/20	(2)	—		—	—		—
	40,103	134,897	8.07	02/17/21	(9)	—		—	—		—
	—	—	—	—		176,000	(4)	520,960	—		—
Douglas S. Lindroth	79,165	20,835	5.00	10/02/18	(10)	72,922	(11)	215,849	—		—
	50,000	0	6.52	02/05/18	(12)	—		—	—		—
	107,810	117,190	3.68	02/26/20	(2)	—		—	—		—
	40,103	134,897	8.07	02/17/21	(9)	—		—	—		—
	—	—	—	—		188,000	(4)	556,480	—		—
David M. Hatfield	239,579	10,421	6.39	02/25/18	(6)	—		—	18,750	(13)	55,500
	74,999	45,001	5.03	06/01/19	(7)	25,625	(8)	75,850	—		—
	83,852	91,148	3.68	02/26/20	(2)	—		—	—		—
	40,103	134,897	8.07	02/17/21	(9)	—		—	—		—
	—	—	—	—		176,000	(4)	520,960	—		—
Philip C. Maynard	47,916	2,084	6.39	02/25/18	(6)	37,500	(14)	111,000	—		—
	83,852	91,148	3.68	02/26/20	(2)	—		—	—		—
	40,103	134,897	8.07	02/17/21	(9)	—		—	—		—
	—	—	—	—		144,000	(4)	426,240	—		—

(1)

Effective November 25, 2008, all shares subject to the option were deemed unvested and subject to the following vesting schedule: 1/24th of the shares subject to the option shall vest on November 20, 2009 and an additional 1/24th of the shares shall vest on the 20th day of each calendar month thereafter, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(2)

Each of the stock option awards vested one forty-eighth (1/48th) on February 1, 2010, and one forty-eighth (1/48th) each month thereafter on the first day of each month, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(3)

Each of the restricted stock units represents a contingent right to receive one (1) share of the Company’s common stock. These restricted stock units granted to Mr. Lunsford are performance-based and separated into three distinct tranches, with each tranche tied to a financial performance metric. All or a portion of the restricted stock units in each of the three tranches will become eligible for vesting based on achievement of the financial performance metric for that tranche, provided that Mr. Lunsford continuously remains a service provider with Limelight through each such vesting date. Fifty percent (50%) of the restricted stock units in each of the first two tranches (i.e., 50,000 restricted stock units for each tranche) will vest on the first quarterly vesting date following the Company’s public announcement of earnings for the fiscal quarter in which the performance metric for that specific tranche has been achieved, and the remaining fifty percent (50%) of the restricted stock units for the achieved tranche(s) will vest in four equal installments of 12,500 restricted stock units each on the quarterly vesting date thereafter until fully vested, subject to the terms of the award agreement. One hundred percent (100%) of the restricted stock units in the third tranche (100,000 restricted stock units) will become eligible for vesting upon achievement of the financial performance metric for the third tranche at the end of the two-year performance period beginning January 1, 2011 and ending December 31, 2012. Restricted stock units that do not become eligible for vesting are forfeited.

(4)

These restricted stock units, and stock options in the case of Mr. Lunsford, will vest 100% on December 31, 2012, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(5)

Vests 1/4th on the one year anniversary of the vesting commencement date of June 7, 2007 and 1/48th monthly thereafter, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(6)	Vests in 48 equal monthly installments beginning on March 25, 2008, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(7)	Vests 1/4th on June 1, 2010 and 1/48th monthly thereafter, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(8)

Shares are represented by restricted stock units, that if eligible, shall vest in three (3) equal annual installments beginning on August 10, 2010, with the second and third installments vesting on June 1, 2011 and June 1, 2012, provided the respective named executive officer is continuously a service provider with Limelight through each such vesting date.

(9)

Each of the stock option awards vested one forty-eighth (1/48th) on February 1, 2011, and one forty-eighth (1/48th) each month thereafter on the first day of each month, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(10)	Vests 1/4th on October 20, 2009 and 1/48th monthly thereafter, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(11)

Shares are represented by restricted stock units. The restricted stock units vest in 48 equal monthly installments beginning on November 20, 2008, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(12)	Vests in 36 equal monthly installments beginning on March 5, 2008, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

(13)

Shares are represented by restricted stock units. The restricted stock units vest according to the achievement of certain sales milestones, provided the named executive officer is continuously a service provider with Limelight through the vesting date.

(14)

The restricted stock units vest in equal quarterly installments over a period of four years, provided the named executive officer is continuously a service provider with Limelight through each such vesting date.

Option Exercises and Stock Vested in Last Fiscal Year

The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our named executive officers during the fiscal year ended December 31, 2011, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Jeffrey W. Lunsford	—	$—	—	$—
Nathan F. Raciborski	—	—	81,875	446,219
Douglas S. Lindroth	—	—	87,498	396,587
David M. Hatfield	—	—	78,125	429,187
Philip C. Maynard	—	—	54,167	259,023

(1)

The aggregate dollar amount realized upon the vesting of a stock award represents the aggregate deemed fair value of the shares of our common stock underlying the stock award on the vesting date multiplied by the shares vested on the vesting date.

Director Compensation

The independent members of the Board of Directors are eligible to receive both cash and equity compensation for their service as board members as more fully described herein. Messrs. Lunsford, Vincent and Raciborski do not receive additional compensation for their service as board members. Also, pursuant to a European Expansion Consulting Agreement between the Company, Mr. Falk, and eValue AG, which was filed with a Current Report on Form 8-K on May 6, 2010, Mr. Falk received 52,500 shares of restricted stock units as compensation for his service on the Board and eValue AG received 197,500 shares of restricted stock units as consideration for consulting services performed by Mr. Falk on behalf of eValue AG, each of which vest in sixteen (16) equal quarterly installments.

Pursuant to the Compensation Committee charter, the Compensation Committee periodically reviews and may recommend to the Board, changes to the compensation for members of our Board. In December 2010, the Compensation Committee engaged Compensia, an independent compensation consultant, to conduct a review of the Company’s director compensation program. Based on this review, in fiscal 2011, the Compensation Committee recommended certain changes to the director compensation program, which the Board ultimately approved in February 2011. Accordingly, during fiscal 2011, the Company’s director compensation program included the following components:

•

The Company will grant options to purchase 52,500 shares of Limelight common stock when a new director first joins the Board of Directors (the “Initial Award Options”). The exercise price of the Initial Award Options is the fair market value of the underlying common stock on the date of grant, and the Initial Award Options vest in 36 equal monthly installments beginning one month following the date of grant.

•

Cash compensation for each outside director consisting of: i) an annual cash retainer of $25,000 paid quarterly in arrears for services as an outside director; ii) an annual cash retainer of $15,000 paid quarterly in arrears for service by an outside director as Audit Committee Chairman; iii) an annual cash retainer of $5,000 paid quarterly in arrears for service by an outside director as a member (other than Chairman) of the Audit Committee; iv) an annual cash retainer of $10,000 paid quarterly in arrears for service by an outside director as Compensation Committee Chairman; and v) an annual cash retainer of $2,000 paid quarterly in arrears for service by an outside director as a member (other than Chairman) of the Compensation Committee. No annual retainer will be paid for service by a director either as Chairman or a member of the Nominating and Governance Committee. Also, no inside director will receive additional compensation for service as a member of the Board or as a member of any committee of the Board.

•

Equity compensation for each outside director, consisting of an annual award established by the Compensation Committee for each fiscal year during the first quarter of the fiscal year in accordance with the following principles: i) the annual award will be based upon a fixed value (the “Fixed Value”) rather than a fixed number of stock options, restricted stock units or other equity award units; ii) the Fixed Value shall correlate to the 25th percentile, the 50th percentile or the 75th percentile of the value of annual equity awards granted to outside directors in the Company’s Peer Group; iii) the Compensation Committee will determine an appropriate Peer Group taking into consideration such factors as it deems relevant, including without limitation, total revenue, revenue growth, industry, income and number of employees; iv) the Compensation Committee may rely upon the advice of an independent compensation consultant to the extent it deems such reliance necessary or appropriate to determine a relevant Peer Group and to identify the value of annual equity awards to directors at the 25th, 50th and 75th percentiles of the selected Peer Group; v) in selecting the applicable Peer Group percentile to which the Fixed Value will correlate, the Compensation Committee will consider the Company’s financial performance during the previous fiscal year, the Peer Group percentile to which the value of equity awards granted to executive management most closely correlates with the intent that the Peer Group percentile for the directors’ annual award will align with the Peer Group percentile to which equity awards granted to executive management most closely correlate, and such other factors as the Compensation Committee may deem relevant; vi) one half of the Fixed Value of an annual award will be satisfied with an award of non-statutory stock options and one half will be satisfied with an award of restricted stock units (as those terms are defined in the Company’s 2007 Equity Incentive Plan (the “Plan”)), provided however, if any director has a legal impediment to receipt of restricted stock units and notifies the Company of such impediment prior to the award and acceptance of such restricted stock units then all of the Fixed Value of the annual award will be satisfied with an award of non-statutory stock options; vii) the vesting of the annual award shall be as set forth in Section 11(f)(iv) of the Plan; and viii) the value of a stock option will be determined using the Black-Scholes valuation method and the value of restricted stock units will be determined using the Company’s 30 day average stock price for the 30 days preceding the valuation date. The Committee may rely upon the advice and guidance of its independent compensation consultant in determining appropriate values. Unless otherwise determined by the Compensation Committee, the valuation date will be the date of the Company’s annual meeting of its stockholders immediately following which the annual award is to be granted.

During fiscal 2011, Mr. Amaral received a $15,000 cash retainer for serving as Audit Committee Chairman, Messrs. Fisher and Peterschmidt each received a $5,000 cash retainer for serving as members of the Audit Committee, Mr. Perrone received a $10,000 cash retainer for serving as Compensation Committee Chairman, and Messrs. Amaral and Peterschmidt each received a $2,000 cash retainer for serving as members of the Compensation Committee. The Fixed Value for the 2011 annual awards was set at the 75th percentile of the value of annual equity awards granted to outside directors in the Company’s Peer Group. Prior to 2008, Messrs. Gleberman, Perrone and Harman waived receipt of equity awards as compensation for their service on the board. Since 2008, Messrs. Gleberman, Perrone and Harman accepted their annual equity award grants, and with the consent of Limelight, assigned the beneficial interest in those grants to their respective employers – Goldman Sachs & Co. with respect to Messrs. Gleberman and Perrone, and Oak Investment Partners with respect to Mr. Harman.

The following table presents the compensation received by our non-employee directors during fiscal year 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)
Walter D. Amaral	$42,000	$71,388	$71,687	$185,075
Thomas Falk	—	—	—	—
Jeffrey T. Fisher	30,000	71,388	71,687	173,075
Joseph H. Gleberman	25,000	71,388	71,687	168,075
Fredric W. Harman	25,000	—	126,597	151,597
Peter J. Perrone	35,000	71,388	71,687	178,075
David C. Peterschmidt	32,000	71,388	71,687	175,075
John J. Vincent	—	—	—	—

(1)

These amounts represent the grant date fair value for the restricted stock unit awards granted to the non-management directors, as compensation for service on the Board, computed in accordance with ASC Topic 718.

(2)

These amounts represent the grant date fair value for each of the stock option awards granted to our directors in 2011, computed in accordance with ASC Topic 718 (formerly FAS 123R), except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting condition. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2011 are included in Note 17 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The following table sets forth the options to purchase shares of our common stock and restricted stock units issued in 2011 to our non-employee directors that held office during 2011:

Name	Grant Date	Number of Securities Underlying Options (#)	Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Walter D. Amaral	06/09/11	23,087	—	$4.77	$71,687
	06/09/11	—	14,966	—	71,388
Jeffrey T. Fisher	06/09/11	23,087	—	4.77	71,687
	06/09/11	—	14,966	—	71,388
Joseph H. Gleberman	06/09/11	23,087	—	4.77	71,687
	06/09/11	—	14,966	—	71,388
Fredric W. Harman	06/09/11	23,087	—	4.77	71,687
	08/04/11	23,087	—	4.77	54,910
Peter J. Perrone	06/09/11	23,087	—	4.77	71,687
	06/09/11	—	14,966	—	71,388
David C. Peterschmidt	06/09/11	23,087	—	4.77	71,687
	06/09/11	—	14,966	—	71,388

(1)

These amounts represent the grant date fair value for each of the restricted stock units and stock option awards granted to our directors in 2011. The stock option awards are computed in accordance with ASC Topic 718 (formerly FAS 123R), except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting condition. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2011 are included in Note 17 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employee Benefit Plans

We currently maintain two equity-based compensation plans that have been approved by the stockholders – the 2007 Equity Incentive Plan, which was approved by the stockholders in May 2007 and the Amended and Restated 2003 Incentive Compensation Plan, which was approved by the stockholders in October 2006. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2011:

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)(2)
Equity compensation plans approved by security holders	17,199,352	$5.23	15,783,651
Equity compensation plans not approved by security holders	—	—	—
Total	17,199,352	5.23	15,783,651

(1)	Includes outstanding stock options and rights for 15,270,007 shares under the 2007 Equity Incentive Plan and 1,929,345 shares under the Amended and Restated 2003 Incentive Compensation Plan.

(2)

Includes 15,783,651 shares available for issuance under the 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (ii) 4,500,000 shares; or (iii) such other amount as our Board of Directors may determine. On January 1, 2012, the number of shares reserved for issuance under the 2007 Equity Incentive Plan increased by 4,173,959 shares, representing 4% of the outstanding shares of our common stock on December 31, 2011. The data presented in this table was calculated as of December 31, 2011 and does not reflect the January 1, 2012 increase. We do not intend to grant any additional awards under our Amended and Restated 2003 Incentive Compensation Plan.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees could elect to reduce their current compensation by up to 15% or the statutory limit, $16,500 in 2011, whichever was less, and have us contribute the amount of this reduction to the 401(k) plan. In addition, beginning January 1, 2007, we began matching employee deferrals as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that no other reports were required during the fiscal year ended December 31, 2011, we believe that all our executive officers, directors and 10% stockholders complied with the applicable filing requirements, with the exceptions of late Form 4 filings on July 19, 2011 on behalf of Thomas Falk and John Vincent respectively, and August 4, 2011 on behalf of Fred Harman. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to Limelight and the written representations of its directors, executive officers and 10% stockholders.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above, the following is a description of transactions since January 1, 2011, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Investors’ Rights Agreement. In July 2006, we entered into an amended and restated investors’ rights agreement with the purchasers of our preferred stock, including GS Capital Partners entities and Oak Investment Partners XII, L.P., that provides for certain rights relating to the registration of their shares of common stock issued upon conversion of their preferred stock into common stock at the time of the IPO. Under these registration rights, holders of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. Such registration requires the election of the holders of registrable securities holding at least 25% of such registrable securities. We are obligated to register these shares only if the requesting holders request the registration of the number of registrable securities with an anticipated offering price of at least $10 million. In addition, holders of registrable securities holding at least 5% of such registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $5 million. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions, provided that we may not reduce the number of registrable securities included in any such registration below 20% of the total number of shares included in such offering. We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. These rights will terminate five years after the closing of our IPO and prior to then, any holder shall cease to have registration rights once that holder may sell all of its registrable securities under Rule 144 during any three-month period.

Equity Grants. Certain stock option and restricted stock unit grants made in 2011 to our directors and executive officers and related equity award policies are described elsewhere in this proxy statement.

Indemnification of Officers and Directors. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. Please see “Limitation on Liability and Indemnification Matters” for further information on indemnification of officers and directors.

Own3D Entertainment (Own3D). Mr. Falk, a member of Limelight’s Board of Directors, has an ownership interest in Own3D, a customer of the Company. For the year ended December 31, 2011, Limelight recorded revenues from Own3D of approximately $798,345.

eValue AG. In connection with the acquisition of EyeWonder, the Company entered into a European Expansion Consulting Agreement with eValue AG (“eValue”) and Mr. Falk. Mr. Falk serves as eValue’s Chief Executive Officer and managing director. As consideration for the services under this engagement, eValue received 197,500 restricted stock units, which vest in sixteen equal quarterly installments over a four year period. On the date the agreement was completed, the approximate value of the restricted stock units received by eValue was $793,950.

Policies and Procedures for Related Party Transactions. Our Board of Directors has adopted a written related party transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $5,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. As provided by our Audit Committee charter and the related party transactions policy, our Audit Committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our Audit Committee any such related party transaction prior to its completion. A memorandum detailing our related party transactions is provided to the Audit Committee on a quarterly basis. The Audit Committee reviews and approves the related party memorandum with such approval being documented in the minutes of the Audit Committee meeting in which the related party memorandum is presented. Prior to the creation of our Audit Committee, our full Board of Directors reviewed related party transactions. Each of the related party transactions described above that were submitted to our Board of Directors were approved by disinterested members of our Board of Directors after disclosure of the interest of the related party in the transaction.

OTHER MATTERS

We know of no other matters to be submitted for the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDERS SHARING THE SAME ADDRESS

We are sending only one copy of our annual report and proxy statement to stockholders who share the same address unless they have notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources.

If you received only one mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of receiving only one mailing for future mailings, please submit your request to our Corporate Secretary, Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona, 85281 or call James Todd in our Legal department at (602) 850-4831. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 20, 2012

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

LIMELIGHT NETWORKS, INC.

Annual Meeting of Shareholders

June 7, 2012 9:00 AM MDT

This proxy is solicited by the Board of Directors

The enclosed Proxy is solicited on behalf of the Board of Directors of Limelight Networks, Inc. (“Limelight” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 7, 2012, at 9:00 a.m. MDT (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2011, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2011 and how to vote was mailed on April 23, 2012, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281 and at 201 Lomas Santa Fe Drive, Solana Beach, California 92075. Our telephone number is (602) 850-5000.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Joseph H. Gleberman 02 Fredric W. Harman
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2	Ratification of Ernst & Young LLP as independent auditors.							☐	☐	☐
NOTE: The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date